UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ANNIE’S, INC.
(Name of Registrant as Specified In Its Charter)

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ANNIE’S, INC.
1610 FIFTH STREET
BERKELEY, CA 94710

Notice of Annual Meeting of Stockholders
to be held on September 9, 2014

To the Stockholders of Annie’s, Inc.:
You are invited to attend the Annual Meeting of Stockholders (the “2014 Annual Meeting”) of Annie’s, Inc., a Delaware corporation (the “Company” or “Annie’s”). The 2014 Annual Meeting will be held on Tuesday, September 9, 2014 at 8:30 a.m. Pacific Daylight Time at Annie’s corporate offices located at 1610 Fifth Street, Berkeley, California 94710 for the following purposes:

1.	To elect the seven Board nominees named in the Proxy Statement accompanying this Notice to serve until the 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the selection of KPMG LLP as Annie’s independent registered public accounting firm for its fiscal year ending March 31, 2015;

3.	To approve, on an advisory basis, the compensation of Annie’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice; and

4.	To transact such other business as may properly come before the 2014 Annual Meeting and any adjournments or postponements of the 2014 Annual Meeting;
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the 2014 Annual Meeting is July 14, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
We plan to send a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) on or about July 21, 2014, to the holders of record and beneficial owners of our common stock as of the close of business on the record date. The Notice of Availability contains instructions on how to access our materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. We believe this process is more environmentally friendly and is in keeping with Annie’s mission.

By Order of the Board of Directors

Steven L. Richie
Secretary
Berkeley, California
July 16, 2014

Your vote is very important to us. Whether or not you expect to attend the meeting, please vote as promptly as possible in order to ensure your representation at the meeting.

You may vote over the internet or by telephone by following the instructions on the website noted in your Notice of Availability. You may also request a proxy card by mail. If you request a proxy card by mail, you may vote by signing, voting and returning that proxy card in the envelope provided. In order to vote, you must have your stockholder identification number, which is provided in your Notice. Even if you have already voted, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Annie’s, Inc.
1610 Fifth Street
Berkeley, CA 94710
(510) 558-7500

 PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of Annie’s, Inc., a Delaware corporation (“we,” “us,” “Annie’s” or the “Company”), is soliciting proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held on September 9, 2014 at 8:30 a.m. Pacific Daylight Time at its corporate offices located at 1610 Fifth Street, Berkeley, California 94710 and any postponement, adjournment or continuation thereof (the “2014 Annual Meeting”).
This Proxy Statement and the form of proxy will be provided to stockholders on or about July 21, 2014, through the mailing of a Notice of Availability of Proxy Materials.
The Notice of Annual Meeting of Stockholders, this Proxy Statement and our 2014 Annual Report to Stockholders are available at http://www.investors.annies.com/phoenix.zhtml?c=251112&p=proxy.

QUESTIONS AND ANSWERS ABOUT THESE
PROXY MATERIALS, THE ANNUAL MEETING AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the board of directors (the “Board of Directors” or “Board”) of Annie’s, Inc. (the “Company” or “Annie’s”) is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. Giving us your proxy means you authorize the proxy holders (who are members of management) to vote your shares at the 2014 Annual Meeting in the manner you direct. If you provide your proxy but do not give instructions regarding how to vote your shares, the proxy holders will vote your shares “FOR” the proposals set forth in this Proxy Statement and submitted to a vote at the 2014 Annual Meeting.
All Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy can be found in the Notice.
We intend to mail the Notice on or about July 21, 2014 to all Stockholders of record entitled to vote at the 2014 Annual Meeting.
Will I receive any other proxy materials by mail?
Although we currently do not plan on mailing any other proxy materials, we may send you a proxy card, along with a second Notice, on or after July 30, 2014.
How do I attend the 2014 Annual Meeting?
The meeting will be held on Tuesday, September 9, 2014 at 8:30 a.m. Pacific Daylight Time at our corporate offices located at 1610 Fifth Street, Berkeley, California. You will need to bring proof of ownership of Company stock. If you are a beneficial owner, you must obtain a valid proxy from your broker, bank or other agent before coming to the 2014 Annual Meeting. Information on how to vote in person at the 2014 Annual Meeting is discussed below.
Who can vote at the 2014 Annual Meeting?
Only stockholders of record at the close of business on July 14, 2014 will be entitled to vote at the 2014 Annual Meeting. On this record date, there were 17,095,396 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on July 14, 2014 your shares were registered directly in your name with Annie’s transfer agent, American Stock Transfer and Trust, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote promptly by proxy as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on July 14, 2014 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the 2014 Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
We are soliciting your proxy with respect to three matters:

•	Proposal 1 – The election of the seven Board nominees named in this Proxy Statement.

•	Proposal 2 – Ratification of the selection of KPMG LLP as Annie’s independent registered public accounting firm for its fiscal year ending March 31, 2015.

•	Proposal 3 – Approval, on an advisory basis, of the compensation of Annie’s named executive officers, as disclosed in this Proxy Statement.
What are the recommendations of the Board of Directors?
Our Board of Directors unanimously recommends that you vote:

•	“FOR” the election of the seven Board nominees named in this Proxy Statement;

•	“FOR” the ratification of the selection of KPMG LLP as Annie’s independent registered public accounting firm for its fiscal year ending March 31, 2015; and

•	“FOR” the approval, on an advisory basis, of the compensation of Annie’s named executive officers, as disclosed in this Proxy Statement.
What if another matter is properly brought before the 2014 Annual Meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the 2014 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
In the election of the seven Board nominees, you may either vote “FOR” all the nominees to the Board of Directors or you may “WITHHOLD” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
Whether or not you plan to attend the 2014 Annual Meeting, we urge you to vote promptly by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.
You may vote by any one of four different methods:

➢
By telephone: Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from your Notice. Your vote must be received by 11:59 p.m. Eastern Time on Monday, September 8, 2014 to be counted.

➢
Through the internet: Go to www.proxyvote.com and follow the instructions on the website. You will be asked to provide the control number from your Notice. Your vote must be received by 11:59 p.m. Eastern Time on Monday, September 8, 2014 to be counted. You must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

➢
In writing: Please request a paper copy of the proxy materials no later than August 26, 2014. Then, complete, sign and date the proxy card or vote instruction form, as applicable, and return it promptly in the envelope provided. Your proxy card or vote instruction form, as applicable, must be received before the 2014 Annual Meeting to be counted.

➢
In person: If you are a stockholder of record at the close of business on July 14, 2014, come to the 2014 Annual Meeting and we will give you a ballot when you arrive. If you are a beneficial owner, you must obtain a valid proxy from your broker, bank or other agent before coming to the 2014 Annual Meeting. Upon presentation of a valid proxy, we will give you a ballot.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of July 14, 2014.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record at the close of business on July 14, 2014 and do not vote by proxy or in person at the 2014 Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may vote your shares on Proposal 2 without your instructions, but may not vote your shares on Proposals 1 or 3 without your instructions.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “FOR” the election of all seven Board nominees. Additionally, your shares will be voted “FOR” the ratification of the selection of KPMG LLC and “FOR” the advisory approval of the compensation of our named executive officers. If any other matter is properly presented at the 2014 Annual Meeting, the proxy holders (or one of them) will vote your shares using their best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on all the Notices you receive to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You may revoke your proxy in any one of the following ways:

➢	You may grant a subsequent proxy by voting again as described above under “—How Do I Vote?” Your most current valid vote is the only one that is counted.

➢	You may attend the 2014 Annual Meeting and vote in person, pursuant to the procedures described above under “—How Do I Vote?” Simply attending the meeting will not, by itself, revoke your proxy.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by April 1, 2015 to Annie’s Secretary at 1610 Fifth Street, Berkeley, California 94710.
If you wish to submit a proposal for consideration at next year’s annual meeting but are not requesting that such proposal be included in next year’s proxy materials, or if you wish to nominate a person for election to the Board of Directors at next year’s annual meeting, your notice of such a proposal or nomination must be submitted in writing and delivered to the Company’s Secretary at Annie’s principal executive offices not less than 90 days nor more than 120 days before the one year anniversary of the 2014 Annual Meeting. The Company currently anticipates that the 2015 Annual Meeting of Stockholders will be held on September 8, 2015. Accordingly, any such proposal or nomination must be delivered to Annie’s Secretary at 1610 Fifth Street, Berkeley, California 94710 no later than June 10, 2015 (but no earlier than May 11, 2015).

Please note that if the date of the 2015 Annual Meeting of Stockholders changes from the current expected date of September 8, 2015 and the new meeting date is more than 30 days before or more than 70 days after September 9, 2015 (the one year anniversary of the 2014 Annual Meeting) then your notice must be received no earlier than 120 days and no later than 90 days before the later of the actual date of the 2015 Annual Meeting of Stockholders or 10 days following the day on which we publicly disclose the new scheduled date of the 2015 Annual Meeting of Stockholders.
Additionally, under our current Bylaws, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Company naming the nominees for the additional directorship(s) at least 100 days prior to the first anniversary of the prior annual meeting, a stockholder nomination with respect to the additional directorship(s) shall also be considered timely if delivered to Annie’s Secretary not later than 10 days following the day when the increase in the number of directors is publicly announced.
You are advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. If you would like a copy of our current Bylaws, please write to Annie’s Secretary at 1610 Fifth Street, Berkeley, California 94710. Our Bylaws may also be found on the Company’s website at www.annies.com.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. In the election of directors, you may vote “FOR” all of the nominees, your vote may be “WITHHELD” with respect all of the nominees or your vote may be “FOR ALL EXCEPT” one or more of the nominees. For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of our Board of Directors.
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of the seven Board nominees	Board nominees receiving the most “FOR” votes	“WITHHELD” votes will have no effect	None

2	Ratification of the selection of KPMG LLP	“FOR” votes from holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2014 Annual Meeting	Against	None

3	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	“FOR” votes from holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2014 Annual Meeting	Against	None
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares on such matters. When a broker votes shares on a “routine” matter but cannot vote shares on “non-routine” matters, these shares are counted as “broker non-votes” for the non-routine matters.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the 2014 Annual Meeting if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 17,095,396 shares outstanding and entitled to vote. Thus, the holders of 8,547,699 shares must be present in person or represented by proxy at the 2014 Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting may adjourn the meeting to another date.

How can I find out the results of the voting?
Preliminary voting results will be announced at the 2014 Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF SEVEN BOARD NOMINEES

Overview
Our Nominating/Corporate Governance Committee has recommended to the Board, and the Board has unanimously approved and is submitting to a vote of the stockholders, a proposal to elect the named nominees to the Board of Directors, each to serve a one-year term ending on the date of the 2015 Annual Meeting of Stockholders. As set forth below, the Board has named a slate of seven nominees for election to the Board (the “Board Nominees”).
Recommendation of the Board of Directors
The Board of Directors recommends that you vote “FOR” the election of the Board Nominees, each to serve a one-year term ending on the date of the 2015 Annual Meeting of Stockholders, which proposal is designated as Proposal 1.
Board Nominees
Our Bylaws permit our Board of Directors to establish by resolution the authorized number of directors, and seven directors are currently authorized. Our Board of Directors currently consists of seven members. Pursuant to the terms of our Certificate of Incorporation, there is a single class of directors, each serving a one-year term from the start of his or her election and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.
Our Nominating/Corporate Governance Committee recommended the seven Board Nominees set forth in this Proposal 1 for nomination by our Board. Based on this recommendation and each Nominee’s credentials and experience outlined below, the Board has determined that each such Nominee can make a significant contribution to our Board of Directors and should serve as a director of the Company.
The Board has voted to nominate Molly F. Ashby, John M. Foraker, Robert W. Black, Julie D. Klapstein, Lawrence S. Peiros, Bettina M. Whyte and Billie Ida Williamson for election at the 2014 Annual Meeting. Each of the seven Board Nominees is currently a director of the Company, and each nominee has agreed to be named in this Proxy Statement and to serve if elected. Although we know of no reason why any of the Nominees would not be able to serve, if any Board Nominee is unavailable for election, the proxy holders may vote the proxies received by them for another nominee proposed by the Board. The Board may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.
Qualifications of the Board Nominees
Set forth below is biographical information for each Board Nominee. The brief biographies below also include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes and skills that led the Nominating/Corporate Governance Committee to recommend that person to the Board as a Nominee.

Name	Age as of July 1, 2014	Position with the Company	Director Since
Molly F. Ashby	54	Chairman of the Board of Directors	2004
John M. Foraker	51	Chief Executive Officer, Director	2004
Robert W. Black(3)	54	Director	2014
Julie D. Klapstein(1)(2)(3)	59	Director	2012
Lawrence S. Peiros(2)(3)	59	Director	2013
Bettina M. Whyte(1)(3)	65	Director	2011
Billie Ida Williamson(1)(2)	61	Lead Independent Director	2012

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating/Corporate Governance Committee

Molly F. Ashby has been a member of our Board of Directors and Chairman of the Board since 2004 and was a member of the Board of Directors of Annie’s Homegrown from 2002 to 2004. Ms. Ashby has been Chairman and Chief Executive Officer and the sole owner of Solera Capital, LLC, since she formed it in 1999. She also serves as Chairman of Calypso Christiane Celle Holdings, LLC and Beval Saddlery Ltd., Vice Chairman of Latina Media Ventures, LLC and as a director of Taxon Bioscienses, Inc. Prior to founding Solera Capital, LLC, Ms. Ashby spent 16 years at J.P. Morgan & Co., including leadership roles in the firm’s private equity business, J.P. Morgan Capital Corporation, as Vice Chair of the Investment Committee, Chief Operating Officer, Investment Strategist and member of the board of directors. Ms. Ashby graduated Phi Beta Kappa with a BA from the College of William and Mary and received an MS in Foreign Service, with distinction, from Georgetown University.
We believe that Ms. Ashby is qualified to serve on our Board of Directors because of her extensive experience in guiding and directing growth companies, including her service on the board of directors of other companies and her role guiding the development of Annie’s since 2002.
John M. Foraker has been our Chief Executive Officer and a member of our Board of Directors since 2004. For over 20 years, Mr. Foraker has held various management positions with members of our corporate family. From 1994 until 1998, Mr. Foraker served as President of Napa Valley Kitchens, Inc. and from 1998 until 2004, he served as Chief Executive Officer and a member of the board of directors of Homegrown Natural Foods, Inc. Mr. Foraker holds a BS from the University of California, Davis and an MBA from the University of California, Berkeley.
We believe that Mr. Foraker is qualified to serve on our Board of Directors due to the perspective, experience and operational expertise in our business that he has developed as our Chief Executive Officer.
Robert W. Black has been a member of our Board since June 2014. Currently, Mr. Black serves as a Senior Advisor to the Boston Consulting Group and their global clients, as well as an advisor to private equity and the board of directors of Argotec LLC. Mr. Black has served on numerous other public and private boards, including as Chairman of North American Technologies Group and Vice Chairman of Modernform PLC.  From 2008 to 2012 Mr. Black served as Group President of Kimberly-Clark responsible for Kimberly-Clark's $8 billion International business across 130 countries. Prior to becoming Group President he served as the company's Chief Strategy Officer and as Chief Innovation Officer.  In each of these roles he reported to the Chairman of the Board. Prior to joining Kimberly-Clark in 2006, Mr. Black served on the board of directors and as Chief Operating Officer of Sammons Enterprises, a privately held consumer oriented and service-based business. From 1994 to 2004, Mr. Black held various senior leadership positions with Steelcase, Inc., a leading office furniture products and related services company, including President International, VP Marketing and Chief Strategy Officer. Prior to this time he served as a consultant at McKinsey & Company, and in key roles at global medical products and entrepreneurial manufacturing companies. He received his Masters of Business Administration from Harvard Business School and his Bachelor of Science at the University of Buffalo.
We believe that Mr. Black is qualified to serve on our Board of Directors because of his extensive experience in leading large, successful consumer goods businesses and his service as a senior executive in complex public and private businesses and on the board of directors of other companies.
Julie D. Klapstein has been a member of our Board of Directors since March 2012. Ms. Klapstein has served as a CEO and senior executive of numerous companies in the information technology and healthcare information technology industries. In June 2001, Ms. Klapstein was a founding member of Availity, LLC, which is a joint venture among five of the largest health insurance companies in the United States, including Blue Cross Blue Shield of Florida, Inc., Health Care Services Corporation, Humana, Inc. and WellPoint, Inc. From June 2001 through March 2012, Ms. Klapstein served as Chief Executive Officer of Availity. From November 1996 to June 2001, Ms. Klapstein was President and CEO of Phycom Corporation, a medical management healthcare company. She also has held positions as Executive Vice President of Sunquest Information Systems; National Sales, Marketing and Service Manager for SMS’ Turnkey Systems Division (now Siemens Medical Systems); and Vice President and General Manager for GTE Health System. Since April 2011, Ms. Klapstein has served on the board of directors, nominating committee, audit committee and compensation committee of Standard Register. Ms. Klapstein serves on the board of Dominion Diagnostics, which provides clinical qualitative drug testing and medication monitoring services. She also has served on the board of directors of various for-profit and not-for-profit companies. She received a BS in Business from Portland State University.
We believe that Ms. Klapstein is qualified to serve on our Board of Directors because of her considerable knowledge and experience in the areas of management, information technology, strategic planning and corporate leadership.
Lawrence S. Peiros has been a member of our Board of Directors since February 2013. Mr. Peiros has more than 30 years of operating and marketing experience in the consumer packaged goods industry. From 1981 to 2013, Mr. Peiros was with The Clorox Company, most recently as its Chief Operating Officer, a position to which he was appointed in 2011. Mr. Peiros was a member of Clorox’s Executive Committee and, as its COO, oversaw Clorox’s global business, including the Burt’s Bees and Green Works brands, and led the company’s marketing, sales, product supply and research and development functions, as well as its environmental efforts. From 2007 to 2011, Mr. Peiros was Clorox’s Chief Operating Officer, North America, responsible for U.S. and Canadian businesses accounting for more than 80% of the company’s sales. From 1999 to 2006, he was Group Vice President for Laundry and Home Care Products, Glad Bags and Wraps, Brita Water Filtration Products and Clorox Canada. Prior to that time, he held various marketing management roles at The Clorox Company, including general manager of the Laundry and Home Care Products division. Mr. Peiros has served on the board of directors of Ross Stores, Inc. since January 2013 and is a member of its compensation committee and its nominating and corporate governance committee. He has also served on the board of directors of Potlatch Corporation, a real estate investment trust listed on the New York Stock Exchange, since 2003. He is the chairperson of Potlatch Corporation’s executive compensation and personnel policies committee and a member of its nominating and corporate governance committee. Mr. Peiros received a BA from Dartmouth College and an MBA from Stanford University.
We believe that Mr. Peiros is qualified to serve on our Board of Directors because of his extensive experience as an executive and manager in the consumer packaged goods industry, including in the natural product segment, and his service on the board of directors of a public company.
Bettina M. Whyte has been a member of our Board of Directors since June 2011. In January 2011, Ms. Whyte joined the international consulting firm of Alvarez & Marsal Holdings, LLC as a Managing Director and Senior Advisor. From October 2007 until January 2011, she acted as an independent general business consultant, working on several mediations and as a court appointed expert. From March 2006 to October 2007, Ms. Whyte was a Managing Director and the Head of the Special Situations Group at MBIA Insurance Corporation. Prior to joining MBIA Insurance, Ms. Whyte was a Managing Director of AlixPartners, LLP, a business turnaround management and financial advisory firm, from April 1997 to March 2006. While at AlixPartners, as a result of her experience advising businesses facing operational and financial difficulties, she served in the role of Interim Chief Executive Officer of APS Supply, Inc. and Service Merchandise Co., Inc. and as the General Partner of LJM2 Co-Investment, LP. On September 25, 2002, LJM2 filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas. Service Merchandise filed an involuntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Tennessee on March 15, 1999. On February 2, 1998, APS Supply filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. From June 2010 to March 2011, Ms. Whyte served on the board of directors of Armstrong World Industries, Inc. and was a member of its audit committee. Ms. Whyte currently serves on the boards of directors of AGL Resources Inc., where she chairs the compensation committee and is a member of the finance and risk management committee and the executive committee; Rock-Tenn Company, where she chaired the audit committee until October 2013 and now serves as Chair of the nominating and corporate governance committee and sits on the compensation committee and executive committee; Amerisure Mutual Insurance Company, where she chairs the audit committee and serves on the investment committee and executive committee; and Akal Security, Inc. Ms. Whyte is an Adjunct Professor of Law at Fordham University. She has a BS in Industrial Economics from Purdue University and an MBA from the Kellogg School of Management at Northwestern University. Ms. Whyte also has experience guiding public and private companies on best practices in corporate governance, including developing codes of business conduct and ethics.
We believe that Ms. Whyte is qualified to serve on our Board of Directors because of her experience in governance and financial and operational matters of private and public businesses, including serving on the board of directors of other companies.
Billie Ida Williamson has been a member of our Board of Directors since April 2012. She was named our Lead Independent Director in May 2014. Ms. Williamson has 33 years of experience auditing public companies as an employee and partner of Ernst & Young LLP. From 1998 until December 2011, Ms. Williamson served Ernst & Young as a Senior Assurance Partner. Ms. Williamson was also Ernst & Young’s Americas Inclusiveness Officer, a member of its Americas Executive Board, which functions as the Board of Directors for Ernst & Young dealing with strategic and operational matters, and a member of the Ernst & Young U.S. Executive Board responsible for partnership matters for the firm. Previously, Ms. Williamson served as Chief Financial Officer of AMX Corporation and as Senior Vice President, Finance and Corporate Controller of Marriott International, Inc. Ms. Williamson currently serves as a member of the board of directors and as a member of the audit committee and nominating and governance committee of Exelis Inc. Ms. Williamson also currently serves as a member of the board of directors and as chair of the audit committee of Energy Futures Holdings Corporation. Additionally, Ms. Williamson serves as a member of the board of directors and and as a member of the audit committee of Pentair, Ltd. She graduated with a BBA, with highest honors, in Accounting from Southern Methodist University, and was granted her CPA Certificate in the State of Texas in 1976.
We believe that Ms. Williamson is qualified to serve on our Board of Directors because of her extensive financial and accounting knowledge and experience, including her service as a principal financial officer, as an independent auditor to numerous Fortune 250 companies and as a member of the board of directors of other companies, as well as her broad experience with SEC reporting and her professional training and standing as a Certified Public Accountant.

Vote Required
Pursuant to Annie’s Bylaws, election of each director requires the affirmative vote of a plurality of the total shares cast by the holders of shares represented at the 2014 Annual Meeting and entitled to vote. For the election of the directors, “WITHHELD” votes and broker non-votes will have no effect. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the Board Nominees named above.

CORPORATE GOVERNANCE
Board Composition
Our Board of Directors currently consists of seven directors, one of whom is our Chief Executive Officer (“CEO”). Six members of our Board of Directors were elected to the Board by our stockholders at our 2013 Annual Meeting of Stockholders held on September 10, 2013 and one was appointed by our Board of Directors in June 2014.
Director Independence
Our Board of Directors has affirmatively determined that each of Mr. Black, Ms. Klapstein, Mr. Peiros, Ms. Whyte and Ms. Williamson is an independent director within the meaning of the applicable rules of the SEC and the New York Stock Exchange. In assessing the independence of our directors, our Board of Directors reviewed the applicable independence requirements and confirmed that, based on responses to director and officer questionnaires, these directors had no employment, business, familial, or other relationships with Annie’s or our management, other than their compensation as independent directors. Ms. Ashby is not independent in light of her relationship with Solera Capital, LLC (including its affiliates, “Solera”) and the Company's payment of $1.3 million in April 2012 to Solera in connection with the termination of our advisory services agreement with Solera Capital, LLC upon the consummation of our IPO. Mr. Foraker is not independent due to his employment with the Company.
Board Leadership Structure and the Board’s Role in Risk Oversight
The positions of Chairman of the Board and Chief Executive Officer are separated. Our Board of Directors believes that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental roles of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. While our amended and restated Bylaws and Corporate Governance Guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.
The Board of Directors has also selected Ms. Williamson to serve as its Lead Independent Director. This position entails significant responsibility for independent leadership. The Board of Directors considered best corporate governance practices and extensive stockholder feedback on Board of Directors leadership, including the need for a strong Lead Independent Director with a clearly defined role and responsibilities.
Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The Board of Directors’ role in overseeing the management of our risks is conducted primarily through its committees, as discussed in the descriptions of each of the committees below and as specified in each committee’s respective charter. The Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management potential risk exposures, their potential impact on our company and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee will report on the discussion to the full Board of Directors. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Board Meetings and Committees
Our Board of Directors held 11 meetings during the fiscal year ended March 31, 2014. As required under applicable NYSE listing standards, in fiscal 2014, the Company’s non-employee directors met in executive session at least once. Ms. Ashby, our Chairman of the Board, presided. Additionally, in fiscal 2014, the Company’s independent directors met in executive session at least once. Ms. Klapstein, as Chairman of the Nominating/Corporate Governance Committee, presided.

Our Board of Directors has established the following standing committees: an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Our Board of Directors may from time to time establish other committees.
During the fiscal year ended March 31, 2014 each member of the Board of Directors attended 75% or more of the aggregate meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.
The following table provides a summary of the membership of each of the standing committees of the Board of Directors as of July 1, 2014.

Name	Audit	Compensation	Nominating/Corporate Governance
Molly F. Ashby
John M. Foraker
Robert W. Black			Chair
Julie D. Klapstein	Member	Member	Member
Lawrence S. Peiros		Chair	Member
Bettina M. Whyte	Chair		Member
Billie Ida Williamson	Member	Member
Total meetings in fiscal 2014	8	12	7
Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting processes. Among other matters, our Audit Committee:

•
is responsible for the appointment, compensation and retention of our independent registered public accounting firm and reviews and evaluates our independent registered public accounting firm’s qualifications, independence and performance;

•	oversees our independent registered public accounting firm’s audit work and reviews and pre-approves all audit and non-audit services that may be performed by it;

•
obtains and reviews reports by our independent registered public accounting firm describing its internal quality-control procedures, any material issues raised by internal quality control review or that of peer firms or government agencies and all relationships between our independent registered public accounting firm and us;

•	reviews and approves the planned scope of our annual audit;

•	monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•
reviews our financial statements and discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	reviews our critical accounting policies and estimates;

•	oversees the adequacy of our accounting and financial controls;

•
assists the Board of Directors in monitoring the process by which management assesses and manages our risks and the steps management has taken to monitor and control such risks by overseeing the quality and integrity of the accounting, auditing and reporting processes of the Company;

•	reviews and approves related-person transactions;

•	reviews with management, our independent registered public accounting firm and legal counsel any legal or regulatory matters that may have a material impact on our financial statements;

•	reviews our procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters; and

•	annually reviews the Audit Committee charter and the committee’s performance.
In connection with approving services by the Company’s independent auditor as required by Section 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted certain procedures as described in “Audit Committee Pre-Approval Policies and Procedures Relating to Services by Auditor” under Proposal 2 below. The Report of the Audit Committee is also included under Proposal 2 below. For information regarding the Audit Committee’s review and approval of related-person transactions, see “Certain Relationships and Related Transactions—Procedures for Review and Approval of Related-Person Transactions.”

The Audit Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Audit Committee’s duties and responsibilities, please refer to the Audit Committee’s Charter, which is available on the Company’s website at www.annies.com. As required under the Sarbanes-Oxley Act of 2002, the Audit Committee has in place procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
Three directors currently comprise the Audit Committee: Mses. Klapstein, Whyte and Williamson. Ms. Whyte currently serves as the Chair of the Audit Committee. As determined by our Board of Directors, each member of the Audit Committee is financially literate and independent under the applicable NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and related rules and regulations. Ms. Whyte and Ms. Williamson are our audit committee financial experts as defined under applicable SEC rules. Under our Audit Committee Charter, Committee members shall not simultaneously serve on the audit committee of more than two other public companies unless our Board of Directors determines that such simultaneous service would not impair the member’s ability to serve on the Audit Committee. None of the members of our Audit Committee currently serve on the audit committees of more than two other public companies.
Compensation Committee
Our Compensation Committee reviews, recommends and approves our compensation and benefit plans, policies and programs as they affect our executive officers and administers our Omnibus Incentive Plan.
Duties of our Compensation Committee include:

•
establishing an overall compensation philosophy and policy that fairly rewards performance benefitting our stockholders and attracts and retains the human resources necessary to successfully lead and manage our Company;

•
establishing, reviewing and approving corporate goals and objectives relevant to the compensation for the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and determining and approving the compensation level of the Chief Executive Officer based upon this evaluation and the evaluation conducted by the Nominating/Corporate Governance Committee;

•	reviewing and approving the annual base salaries and annual incentive awards of the Company’s executive officers;

•
reviewing and approving all incentive awards and opportunities, employment agreements, severance agreements, change-in-control agreements or provisions, or other special or supplemental compensation or benefits for our executive and other officers;

•
periodically reviewing and making recommendations to our Board of Directors with respect to our stock ownership and stock retention guidelines for executive officers and senior vice presidents and for non-employee directors;

•	reviewing and discussing the Compensation Discussion and Analysis required to be included in the Company’s proxy statements and annual reports on Form 10-K;

•	considering the results of the most recent stockholder advisory vote on the compensation of our named executive officers;

•	periodically reviewing and making recommendations to our Board of Directors with respect to our Omnibus Incentive Plan and granting awards and approving payments under that Plan;

•
periodically reviewing and evaluating with management whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company;

•	selecting and evaluating the independence of advisers to the Committee;

•
annually reviewing the compensation of the non-employee members of our Board of Directors and making recommendations to our Board of Directors with respect to the form and amount of such compensation; and

•	annually reviewing the Compensation Committee charter and the committee’s performance.
The Compensation Committee is responsible for the selecting, retaining, overseeing and terminating any compensation consultant, legal counsel and other adviser to the Committee. The Committee has the authority to retain advisers and is responsible for setting the fees and other terms of engagement of any such adviser. The Company must provide appropriate funding of any such fees. Before selecting an external adviser, the Compensation Committee must consider the factors specified in the NYSE listing criteria.
The Compensation Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Compensation Committee’s duties and responsibilities, please refer to the Compensation Committee’s Charter, which is available on the Company’s website at www.annies.com.
Three directors currently comprise the Compensation Committee: Mr. Peiros and Mses. Klapstein and Williamson. Mr. Peiros currently serves as the Chair of the Compensation Committee. As determined by our Board of Directors, each member of the Compensation Committee is independent under the applicable NYSE listing standards and qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Compensation Committee Processes and Procedures; Information Regarding the Independent Compensation Consultant. The Compensation Committee is required under its Charter to meet as often as necessary to carry out its responsibilities, but in no case less frequently than twice annually. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management, counsel and the Company's independent compensation consultant. The Compensation Committee meets regularly in executive session. From time to time, various members of management as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The role of executive officers in compensation decisions is described in “Executive Compensation—Compensation Discussion and Analysis.”
Our Compensation Committee retained Frederic W. Cook & Co., Inc., or Cook & Co., as its independent compensation consultant to assist in developing our approach to executive compensation. In February 2013, Cook & Co. provided new benchmark compensation data based on an updated peer set approved by our Compensation Committee. Although NYSE rules relating to the required evaluation of the independence of advisers were not yet effective, in May 2013, the Compensation Committee evaluated the independence of Cook & Co. in accordance with these rules and concluded that Cook & Co. was independent. Additionally, in May 2013, the Compensation Committee evaluated the independence of Proskauer Rose LLP, which provides advice from time to time to the Committee, and concluded that Proskauer Rose LLP was independent.
The Compensation Committee engaged Pay Governance LLC, or Pay Governance, as its new compensation consultant in November 2013. As a part of its engagement, Pay Governance reviewed and made recommendations regarding the Company’s peer group, provided advice on the compensation program for officers, and reviewed and recommended Director compensation levels. In connection with the engagement of Pay Governance and after consideration of the six factors proscribed by the NYSE relating to the required evaluation of the independence of advisers, the Compensation Committee concluded that Pay Governance was independent.
Under its Charter, the Compensation Committee may form subcommittees and delegate authority to any such subcommittee or any designated officer or employee of the Company as it deems appropriate and to the extent permitted by law. Our Compensation Committee has delegated to our Chief Executive Officer, who is also a director of the Company, the ability to make certain equity awards under our Omnibus Incentive Plan to current or new employees below the level of Vice President.
Nominating/Corporate Governance Committee
Our Nominating/Corporate Governance Committee identifies individuals qualified to become directors, considers committee member qualifications, appointment and removal, recommends corporate governance guidelines applicable to us and evaluates the performance of our Chief Executive Officer.
Duties of our Nominating/Corporate Governance Committee related to nominations include:

•	identifying individuals qualified to become members of our Board of Directors;

•	reviewing periodically the memberships of each committee for appropriate board assignments, reassignments or removals of committee members;

•
making recommendations to our Board of Directors regarding the size and composition of our board and developing criteria for the selection of individuals to be considered as candidates for election to our board; and

•	evaluating director candidates proposed by stockholders and recommending to our Board of Directors appropriate action on each such candidate.
Duties of our Nominating/Corporate Governance Committee related to corporate governance include:

•	developing, monitoring and recommending appropriate changes to our corporate governance practices;

•	reviewing senior management membership on outside boards of directors;

•	developing, administering and overseeing procedures regarding the operation of our Code of Business Conduct and Ethics;

•	overseeing development of a program of management succession; and

•	reviewing and evaluating, at least annually, the performance of the committee and its members, including committee compliance with its charter.
Duties of our Nominating/Corporate Governance Committee related to evaluation of our Chief Executive Officer include:

•	conducting an annual review of the Chief Executive Officer’s performance and presenting its findings to our Board of Directors; and

•	considering such annual review in connection with the development, review and approval of management succession planning recommendations.

The Nominating/Corporate Governance Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Nominating/Corporate Governance Committee’s duties and responsibilities, please refer to the Nominating/Corporate Governance Committee’s Charter, which is available on the Company’s website at www.annies.com.
Four directors currently comprise the Nominating/Corporate Governance Committee: Messrs. Black and Peiros and Mses. Klapstein and Whyte. Mr. Black currently serves as the Chair of the Nominating/Corporate Governance Committee. As determined by our Board of Directors, each member of the Nominating/Corporate Governance Committee is independent under the applicable NYSE listing standards.
Nomination Process.  The Nominating/Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board. Consistent with its Charter, the Nominating/Corporate Governance Committee recommends nominees to the Board as appropriate based on, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at that time. Candidates who do not meet all of these criteria may still be considered and the Committee is responsible for assessing the appropriate balance of these criteria among our Board members. However, the Nominating/Corporate Governance Committee believes at a minimum, that nominees should have significant management or leadership experience, as well as personal and professional integrity. The Board of Directors may consider expanding the size of our Board to accommodate qualified candidates having desirable skills and experience. Our Nominating/Corporate Governance Committee previously engaged SpencerStuart to identify qualified candidates for nomination or appointment to our Board of Directors, and we paid a fee to SpencerStuart in connection with the original appointment of Mr. Peiros to our Board of Directors. The Committee may use such services in the future.
Stockholders also may nominate directors for election at an annual meeting of stockholders by following the requirements of applicable law and the Company’s Bylaws, whose qualifications the Nominating/Corporate Governance Committee will consider. We may consider expanding the size of the Board to accommodate qualified candidates having desirable skills and experience. The Nominating/Corporate Governance Committee also evaluates and make recommendations to the full Board regarding the continued appropriateness of an individual director’s service on the Board and accordingly recommends whether current directors should be nominated by our Board of Directors for re-election by our stockholders.
Director Attendance at the Annual Meeting of Stockholders
It is a policy of the Board of Directors to encourage directors to attend each annual meeting of stockholders. Such attendance allows for direct interaction between stockholders and members of the Board of Directors. All of the then-current members of the Board of Directors were present at the 2013 Annual Meeting of Stockholders.
Corporate Governance Guidelines; Non-Employee Director Stock Ownership
Our Board of Directors has established Corporate Governance Guidelines for the conduct and operation of the Board, which are available at www.annies.com.
We have structured the compensation of our non-employee directors to ensure that a significant portion of the equity we pay must be retained until six months following their termination of service. See “Director Compensation” for additional information.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our employees, officers, directors and consultants, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of this code is available on our website at www.annies.com. The information contained on or accessible through our website is not part of this Proxy Statement.
Communications with the Board of Directors
Stockholders and other interested parties may contact any member (or all members) of the Board of Directors (including, without limitation, the non-employee directors as a group), any Board of Directors committee or the Chair of any such committee by U.S. mail or by e-mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. If by U.S. mail, such correspondence should be sent to Annie’s Secretary at 1610 Fifth Street, Berkeley, California 94710. E-mail messages should be sent to board@annies.com.
Documents Available on our Website; Requests for Documents
As noted above, our committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the investor relations section of our website at www.annies.com. Printed copies of these materials are also available to any stockholder upon written request to Annie’s Secretary at 1610 Fifth Street, Berkeley, California 94710. The information contained on or accessible through our website is not part of this Proxy Statement.

DIRECTOR COMPENSATION
Fiscal 2014 Director Compensation
The following table sets forth the fiscal 2014 compensation for the members of our Board of Directors that served on our Board of Directors during fiscal 2014. Mr. Foraker, the Company’s Chief Executive Officer, does not receive any additional compensation for his service as a director. Mr. Foraker’s compensation is reported in “Executive Compensation,” and accordingly he is not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Total ($)
Molly F. Ashby	$—	$—		$—	$—
Julie D. Klapstein	45,000	50,033		—	95,033
Lawrence S. Peiros	50,000	75,003	(3)	—	125,003
Bettina M. Whyte	50,000	50,033		—	100,033
Billie Ida Williamson	35,000	50,033		—	85,033

(1)
Amounts represent the aggregate fair value (excluding the effect of estimated forfeitures), computed in accordance with FASB ASC Topic 718, of 1,604 restricted stock units (RSUs) granted to Mr. Peiros and 1,070 RSUs granted to each of Mses. Klapstein, Whyte and Williamson on September 10, 2013. The Company determined such value based on the closing price of our common stock on the date of grant. At the end of fiscal 2014, our non-employee directors held an aggregate of 9,506 RSUs, 4,692 of which were fully vested.

(2)
At the end of fiscal 2014, Ms. Whyte was the only member of our Board of Directors to hold options to purchase our common stock. On June 29, 2011, Ms. Whyte was granted an option to purchase 18,591 shares at $17.55 per share. This option vested in three equal installments beginning with the first anniversary of the grant date.

(3)	Includes an additional prorated amount based on Mr. Peiros’ appointment to our Board of Directors between annual meetings.
Narrative Discussion of Director Compensation
Process. The Compensation Committee is responsible for making recommendations to the Board of Directors regarding the compensation of non-employee directors. The Committee may not delegate this responsibility, which is set forth in its Charter. In late fiscal 2014, the Compensation Committee engaged Pay Governance, its independent compensation consultant, to conduct a review of director compensation. The review included benchmark data from the peer group companies used for executive compensation as well as market trends in director compensation. In connection with this review, the Committee also considered appropriate compensation for Ms. Ashby in light of her continued service as Chairman of the Board following completion of the final secondary offering of the Company's common stock on behalf of affiliates of Solera Capital LLC.
Following this review, in fiscal 2015, the Compensation Committee recommended to the Board of Directors that effective as of the 2014 Annual Meeting the Independent Director Compensation Plan be changed to a Non-Employee Director Compensation Plan and also recommended certain adjustments to director compensation. In light of the recommendation of the Compensation Committee, during the first quarter of fiscal 2015, the Board of Directors decided that effective as of June 1, 2014, Molly F. Ashby shall be a participant in the Company’s Non-Employee Director Compensation Plan as Chairman of the Board of Directors of Annie’s, Inc., and be paid an additional annual cash retainer in the amount of $20,000. The Board of Directors also approved a Compensation Committee recommendation that Billie Ida Williamson, as Lead Independent Director, be paid an additional annual cash retainer in the amount of $15,000 effective as of May 20, 2014.

The Company’s executive officers play no role in recommending or determining non-employee director compensation, except that Mr. Foraker (as a member of the Board of Directors) participates in the deliberations and actions of the Board regarding the recommendations made by the Compensation Committee.
During fiscal 2014, any director who was not considered independent under the corporate governance rules of the New York Stock Exchange did not receive compensation from us for his or her service on our Board of Directors. Accordingly, Mr. Foraker and Ms. Ashby did not receive compensation from us for their service on our Board of Directors. Our independent directors were paid quarterly in arrears the following amounts:

•	a base annual retainer of $35,000 in cash;

•	an additional annual retainer of $15,000 in cash to the Chair of each of the Audit Committee and the Compensation Committee; and

•	an additional annual retainer of $10,000 in cash to the Chair of the Nominating/Corporate Governance Committee.
In addition, each independent director was granted a number of RSUs under our Omnibus Incentive Plan equal to the number of shares of our common stock having a value of $50,000 (based on the closing market price of our common stock on the date of grant) each year on the date of our annual meeting of stockholders. Also, any independent director who became a member of our Board between annual meetings received an additional grant of RSUs, having a value of $50,000, prorated for such service based on the number of complete months served prior to such initial grant. The RSUs vest over an approximate one-year period from annual meeting to annual meeting, subject to the recipient’s continued service as a director. Any vested RSUs are settled in shares of our common stock as follows: (i) 50% on the earlier to occur of (x) two years from the date of grant and (y) six months following the director’s departure from the Board of Directors; and (ii) 50% six months following the director’s departure from the Board of Directors. We also reimburse all of our directors for reasonable expenses incurred to attend Board or committee meetings.
Director and Officer Indemnification Agreements
We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be extended to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

PROPOSAL 2
RATIFICATION OF SELECTION OF KPMG LLP AS
ANNIE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR ITS FISCAL YEAR ENDING MARCH 31, 2015

Overview
The Audit Committee of our Board of Directors has selected KPMG LLP ("KPMG") as our independent registered public accounting firm for fiscal 2015. A representative of KPMG is expected to be present at the 2014 Annual Meeting, and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.
The Sarbanes-Oxley Act requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Neither Annie’s Bylaws nor our other governing documents or applicable law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. However, at the recommendation of the Audit Committee, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG and may retain that firm or another firm without resubmitting the matter to Annie’s stockholders. Even if our stockholders vote on an advisory basis in favor of the selection of KPMG, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Annie’s and its stockholders.
PricewaterhouseCoopers LLP (“PwC”) was our independent registered public accounting firm for fiscal 2014 and fiscal 2013. Representatives of PwC are not expected to be present at the 2014 Annual Meeting.
As previously reported on current reports on Form 8-K, filed with the SEC on June 4, 2014 and July 14, 2014, PwC resigned from its position as our independent registered public accounting firm and the Audit Committee approved the appointment of KPMG as our new independent registered public accounting firm effective July 10, 2014.
The reports of PwC on our financial statements for each of the two fiscal years ended March 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended March 31, 2014 and 2013 and in the subsequent interim period through June 1, 2014, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of such disagreements in their reports on the financial statements for such years.
During the fiscal years ended March 31, 2014 and 2013 and in the subsequent interim period through June 1, 2014, except for the material weakness in internal control over financial reporting identified by the Company in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 (the “Form 10-K”) and discussed below, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission. The Audit Committee has discussed this matter with PwC.
The material weakness identified in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 related to an insufficient complement of finance and accounting resources, including employee turnover, within the organization resulting in design deficiencies in certain areas in which our controls were not precise enough to detect misstatements that in the aggregate could be material to the consolidated financial statements. Specifically, management determined that (i) our historical methodology for estimating certain trade allowances was not designed to include all related trade promotion costs subsequent to period end and (ii) our controls over accounting for contract manufacturing were not designed with an appropriate level of precision to evaluate the valuation and accuracy of all contract manufacturing receivables and payables. The material weakness did not result in any material misstatements of our financial statements and disclosures for the fiscal years ended March 31, 2014, 2013 and 2012. The material weakness resulted in audit adjustments for the quarter ended March 31, 2014 and immaterial revisions to the our consolidated financial statements for the first three quarters of the fiscal year ended March 31, 2014, the interim periods during, and the annual period ended March 31, of fiscal year 2013 and the annual period ended March 31, of fiscal year 2012, which are included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

Recommendation of the Board of Directors
The Board of Directors recommends that you vote “FOR” the ratification of the selection of KPMG as Annie’s independent registered public accounting firm for its fiscal year ending March 31, 2015, which proposal is designated as Proposal 2.
Vote Required
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2014 Annual Meeting will be required to ratify the selection of KPMG. Abstentions will be counted toward the tabulation of votes on the proposal and will have the same effect as negative votes. Brokers have discretion to vote on this proposal. If any broker non-votes are submitted despite this discretion, they will be counted towards a quorum, but not counted for any purpose in determining whether this proposal has been approved. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the ratification of the selection of KPMG.
Auditor’s Fees and Services
KPMG
There were no services rendered to the Company by KPMG during the fiscal years ended March 31, 2014 or 2013, except that we paid $1,650 for a subscription to KPMG’s accounting research online library during the fiscal year ended March 31, 2014.
PwC
The following table represents aggregate fees billed to the Company by PwC for the fiscal years ended March 31, 2014 and 2013:

	Fiscal 2014	Fiscal 2013
Audit fees	$1,341,889	$710,269
Audit-related fees	—	—
Tax fees	13,090	79,570
All other fees	1,800	—
Total	$1,356,779	$789,839
The services rendered by PwC in connection with the fees presented above were as follows:
Audit Fees
In fiscal 2014 and 2013, audit fees consisted of fees paid for the annual audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, quarterly reviews of the Company’s condensed consolidated financial statements included in its quarterly reports on Form 10-Q, consents and review of other documents filed with the Securities and Exchange Commission, including one Registration Statement on Form S-3 in fiscal 2014 and two Registration Statements on Form S-1 in fiscal 2013 relating to secondary offerings. In fiscal 2014, audit fees relating to the annual audit of the Company’s consolidated financial statements included fees associated with the attestation of management’s assessment regarding effective internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes Oxley Act of 2002.
Audit-Related Fees
Audit-related fees typically consist of fees for assurance and related services not included in audit fees listed above. There were no such services provided by PwC in fiscal 2014 and 2013.
Tax Fees
In fiscal 2014 and 2013, tax fees consisted of fees for tax compliance, tax advice and tax planning. In early fiscal 2014, the Company determined that it would be more appropriate for such work not to be performed by its independent registered public accounting firm and accordingly transferred such work to another provider.
All Other Fees
Other services provided in Fiscal 2014 consisted of access to Comperio, PwC’s on-line accounting guidance support website. There were no other services provided by PwC in fiscal 2013.

Audit Committee Pre-Approval Policies and Procedures Relating to Services by Auditor
Among its other duties, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor and, in connection with this policy, also delegated authority to the Chair of the Committee to approve services, provided that the expected fees for each such service does not exceed $50,000 and that the aggregate expected fees for all such services approved from one meeting of the Audit Committee to the next does not exceed $150,000. In connection with this delegated authority, the Chair reports any approved services to the Audit Committee at its next meeting. At the beginning of the fiscal year, management communicates specific projects and categories of services which are expected to be performed by the independent auditor during the fiscal year, as well as the expected fees therefor. Additionally, on an ongoing basis, management communicates any additional specific projects and categories of services to be performed by the independent auditor, as well as the expected fees therefor. The Audit Committee or Audit Committee Chair, as applicable, reviews these requests and advises management if the requested engagement is approved. All services performed by PwC during fiscal 2014 and 2013 were pre-approved by the Audit Committee or its Chair consistent with this policy.
Report of the Audit Committee
The following report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, irrespective of whether such filing is made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling these oversight responsibilities, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP (“PwC”) the audited financial statements for the fiscal year ended March 31, 2014. The Audit Committee has also discussed with PwC the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standard No. 16, “Communications with Audit Committees”, as adopted by the PCAOB.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.
Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014.
Audit Committee
Bettina M. Whyte (Chair)
Julie D. Klapstein
Billie Ida Williamson

PROPOSAL 3
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF
ANNIE’S NAMED EXECUTIVE OFFICERS AS
DISCLOSED IN THE PROXY STATEMENT

Overview
At the 2012 Annual Meeting of Stockholders, Annie’s stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers (commonly referred to as a “say-on-pay” vote) every year. The Board has adopted a policy consistent with that preference. In accordance with this policy, the Company is again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
Recommendation of the Board of Directors
The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of Annie’s named executive officers as disclosed in this Proxy Statement, which proposal is designated as Proposal 3.
Advisory Vote on Named Executive Officer Compensation
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. The compensation of the Company’s named executive officers subject to this vote is set forth in the “Executive Compensation” section of this Proxy Statement and includes the disclosures in “Executive Compensation – Compensation Discussion and Analysis”, the compensation tables and the narrative discussion relating to the compensation tables. As discussed in greater detail in these disclosures, our executive compensation program is designed to attract, retain and motivate highly skilled executives with the business experience and acumen necessary for achievement of our long-term business objectives. In addition, the executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of our stockholders.
We were pleased to have over 99% of all votes cast in support of the overall compensation of our named executive officers at our 2013 Annual Meeting of Stockholders. In fiscal 2014, our Compensation Committee continued to apply the overall philosophy and compensation components that it used in fiscal 2013. In particular, we:

•	Emphasize a pay for performance philosophy that stresses the use of equity awards with direct linkages to key financial goals and stock price performance;

•	Set and clearly disclose financial goals for annual and equity incentive plans;

•	Incorporate competitive vesting periods for equity awards to ensure a long-term focus;

•	Minimize the use of non-performance-based compensation such as perquisites and benefits;

•	Have incorporated risk mitigation measures through clawback and anti-hedging policies;

•	Maintain competitive mandatory stock ownership guidelines;

•	Avoid use of controversial compensation features such as gross-ups, executive retirement plans and excessive severance arrangements; and

•	Use relevant market comparisons that reflect our talent market, industry and scale of organization.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution at the 2014 Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
This vote is advisory and therefore not binding on Annie’s, the Compensation Committee or the Board of Directors. Additionally, it will not affect any compensation already paid or awarded to any named executive officer.
The Board of Directors and the Compensation Committee value the opinions of our stockholders. Our Compensation Committee expects to take the outcome of this vote into consideration in the course of its future deliberations and compensation decisions.

Vote Required
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2014 Annual Meeting will be required to approve, on an advisory basis, the compensation of Annie’s named executive officers as disclosed in this Proxy Statement. Abstentions will be counted toward the tabulation of votes on the proposal and will have the same effect as negative votes. Brokers do not have discretion to vote on this proposal and broker non-votes will not be counted for any purpose in determining whether this proposal has been approved. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the approval, on an advisory basis, of the compensation of Annie’s named executive officers as disclosed in this Proxy Statement.
EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers (ages as of July 1, 2014):

Name	Age	Position
John M. Foraker	51	Chief Executive Officer, Director
Zahir M. Ibrahim	44	Executive Vice President, Chief Financial Officer and Treasurer
Mark Mortimer	54	President and Chief Customer Officer
Robert M. Kaake	54	Executive Vice President, Chief Innovation and Quality Officer
John M. Foraker has been our Chief Executive Officer and a member of our Board of Directors since 2004. For over 20 years, Mr. Foraker has held various management positions with members of our corporate family. From 1994 until 1998, Mr. Foraker served as President of Napa Valley Kitchens, Inc. and from 1998 until 2004, he served as Chief Executive Officer and a member of the Board of Directors of Homegrown Natural Foods, Inc. Mr. Foraker holds a BS from the University of California, Davis and an MBA from the University of California, Berkeley.
Zahir M. Ibrahim has been our Executive Vice President, Chief Financial Officer and Treasurer since November 2013. Mr. Ibrahim has over 20 years’ finance experience across a broad range of industries. Prior to joining us, from September 2007 to May 2013, Mr. Ibrahim served in a variety of roles at Molson Coors Brewing Company, including as Vice President Commercial Finance at Molson Coors UK and, most recently, as Corporate Controller and Chief Accounting Officer. From March 2006 to May 2007, Mr. Ibrahim served as Chief Financial Officer of CML Innovative Technologies, a privately held designer, manufacturer and seller of miniature lighting systems and components. From October 2002 to March 2006, Mr. Ibrahim was with Elementis Specialties, a division of a UK listed chemicals company, including serving three years as its Chief Financial Officer. From 1995 to 2002, Mr. Ibrahim served in a variety of roles at Pirelli SpA, including as Controller for the North American tire business. Prior to joining Pirelli, Mr. Ibrahim was a Qualified Chartered Accountant with KPMG LLP. Mr. Ibrahim holds an MBA from the University of Warwick and a BA from the University of Sheffield.
Mark Mortimer has been with our Company since 2006. Prior to becoming our President and Chief Customer Officer in January 2014, Mr. Mortimer was our Executive Vice President, Sales and Marketing and Chief Customer Officer from January 2013 to January 2014. Mr. Mortimer was our Senior Vice President, Sales and Chief Customer Officer from July 2010 to January 2013; our Senior Vice President, Sales and Brand Marketing from September 2008 to July 2010 and our Senior Vice President, Sales from August 2006 to September 2008. He has over 22 years of experience in senior sales and business development executive positions at Fortune 500 consumer products companies, including Del Monte Foods Company, The Clorox Company and PepsiCo, Inc. Before joining us, Mr. Mortimer served as the Vice President of Sales and Business Development for the Grocery Foods Group of ConAgra Foods, Inc. from August 2005 to July 2006. Mr. Mortimer received a BA from University of California, Los Angeles.
Robert M. Kaake has been with our Company since 2005. Prior to becoming our Executive Vice President, Chief Innovation and Quality Officer in June 2014, Mr. Kaake served as our Senior Vice President-Chief Innovation and Quality Officer from January 2014 to May 2014, as our Senior Vice President-Chief Innovation Officer from October 2011 to December 2013, as our Vice President-Innovation from August 2011 to October 2011, and was our Vice President R&D from December 2005 to August 2011. He has over 25 years of experience in food product development and quality. Prior to joining us, from 1995 to 2005 Mr. Kaake led product development at PowerBar, Inc. Mr. Kaake started his career in quality assurance in dressings and sauces with Wilsey Foods, Inc. (now Ventura Foods, LLC) followed by cookies and crackers at Sunshine Biscuits, Inc. (now Kellogg Company’s Keebler division). Mr. Kaake holds a BS in Food Science from Purdue University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The following discussion describes and analyzes our executive compensation structure and compensation for our named executive officers, or NEOs, for fiscal 2014. Our NEOs for fiscal 2014 were John M. Foraker, our Chief Executive Officer, or CEO; Zahir M. Ibrahim, who became our Executive Vice President, Chief Financial Officer and Treasurer, or CFO, effective November 13, 2013; Mark Mortimer, who served as our Executive Vice President, Sales and Marketing and Chief Customer Officer through December 31, 2013 and became our President and Chief Customer Officer effective January 1, 2014; Kelly J. Kennedy, who served as our Chief Financial Officer and Treasurer until her resignation from such positions on November 12, 2013; Amanda K. Martinez, who served as our Executive Vice President, Operations and Administration through December 31, 2013, became our Executive Vice President and Chief Supply Chain and People Officer effective January 1, 2014, and resigned from such positions on April 4, 2014; and Isobel A. Jones, who served as our General Counsel and Secretary until her resignation from such positions on May 23, 2014.
Compensation Philosophy and Objectives
Our intent and philosophy in determining executive compensation is to attract, retain and motivate the talent necessary to further develop our business, while at the same time being prudent in the management of our cash and equity in light of the stage of the development of our Company. As part of this objective, we seek to:

•	Attract, retain and motivate talent necessary to grow our business;

•	Align executive and stockholder interests by rewarding achievement of financial and operational results that support growth in stockholder value; and

•	Support responsible governance by minimizing elements that do not support our Company’s values and strategy.
In making compensation decisions regarding fiscal 2014 performance-based cash incentives and in setting fiscal 2015 compensation, our Compensation Committee took several factors into consideration including overall business results that were below pre-determined targets and the need to further incentivize and retain certain key employees.   The Compensation Committee reviewed these considerations in light of our compensation philosophy and objectives and, as described herein, made decisions it believed would be meaningful and appropriate based on the circumstances. As a result, we describe below actions taken by the Compensation Committee with respect to fiscal 2015 in addition to fiscal 2014.
Results of our 2013 “Say-On-Pay” Proxy Vote
At our 2013 Annual Meeting of Stockholders, we conducted, a non-binding advisory vote of our stockholders on the compensation of our named executive officers for fiscal 2013. Over 99% of the total votes cast in connection with this advisory vote were votes “FOR” the resolution to approve the compensation of our named executive officers. Our Compensation Committee discussed the outcome of this vote. In light of the strong positive support for our named executive officers’ fiscal 2013 compensation, no subsequent actions or decisions with respect to the compensation of our executive officers were directly attributable to the results of the vote. The primary components of our executive compensation program did not change from fiscal 2013 to fiscal 2014.
At our 2014 Annual Meeting we will conduct a similar non-binding advisory vote on the compensation of our NEOs for fiscal 2014. Our Compensation Committee expects to take the outcome of this vote into consideration in the course of its future deliberations and compensation decisions.
Elements of Compensation
In general, we compensate our NEOs with a combination of base salary, annual cash incentives, and long-term equity, as well as a benefit program that is generally made available to all employees. We believe this combination is consistent with our philosophy for executive compensation and with the practices of other companies with which we compete for executive talent. In the table below, we describe the primary components of our executive compensation as well as their positioning and purpose:

Component	Target Positioning	Rewards Philosophy
Base Salary	Competitive — At or Near Median	• Allow for flexibility in salaries above or below the median based on talent area, performance or proficiency in the job
Annual Incentive Program	Competitive — At or Near Median	• Create linkage between rewards and company and individual performance, align employee interests, drive performance, and provide market-competitive compensation on a differentiated basis
• Actual positioning will vary based upon performance relative to a mix of measures that will vary by level and scope of position
Long-Term Equity	Competitive — At or Near Median	• Align top management interests with those of stockholders, provide the opportunity for wealth creation and support stock ownership
• Use long-term incentive vehicles that create performance linkage appropriate to level and scope of position
• Actual positioning will vary based on company performance
Base Salary.  The primary component of compensation for our NEOs is generally base salary. Base salary represents the fixed portion of our NEOs’ compensation and is an important element of a compensation program designed to attract and retain talented executive officers. Our Compensation Committee typically reviews executive base salaries in the first quarter of each fiscal year, taking into account their general knowledge of the compensation practices within our industry; our CEO’s recommendations (other than with respect to himself); the scope and impact of each executive’s role, individual performance, and prior salary level; and the most recently presented Comparative Data (as discussed under “—Benchmarking” below). Any base salary increases typically take effect during the first quarter of the fiscal year. Base salary may also be re-evaluated based on business circumstances, such as in connection with a promotion or a significant change in responsibilities. In certain cases, base salaries may remain unchanged where our Compensation Committee determines such approach to be appropriate.
Annual Cash Incentives.  All of our non-union employees, including our NEOs, participate in an annual cash incentive program designed to align a portion of their total direct cash compensation with our short-term operating plan and long-term strategic objectives and the interests of our Company and our stockholders. Typically, these cash incentives are linked to the achievement of certain of our annual financial objectives, allowing us to reward our NEOs only to the extent we achieve the goals pre-set by our Compensation Committee.
Near the beginning of each fiscal year, our Compensation Committee, in consultation with our CEO and CFO, determines the financial objectives upon which annual cash incentives for the fiscal year will be based, and establishes a target award for each executive officer. In addition, individual goals are established for each executive officer in connection with the annual cash bonus program and performance against these goals is used by our Compensation Committee in exercising negative discretion over final payout amounts. In establishing each executive’s target award, our Compensation Committee generally considers the same factors as considered in connection with base salary decisions.
After the end of the fiscal year, our Compensation Committee, in consultation with our CEO and our CFO, determines the extent to which the financial objectives were met. In addition, our CEO evaluates each executive officer’s performance against their individual goals (including a self-assessment) and recommends (other than for himself) bonus amounts. Our Compensation Committee takes into account our CEO’s recommendations and determines the final bonus amounts for all of our NEOs.
Long-term Equity Compensation.  Our equity program is designed to be sufficiently competitive to allow us to attract and retain talented executives and to align executive compensation with increasing the value of stockholders’ investments in Annie’s. Awards are typically made in connection with an executive’s initial hire by Annie’s as well as annually. Awards may also be made in connection with significant promotions or increased responsibilities.
Annual Awards—Beginning with our initial public offering, or IPO, we began awarding performance share units (PSUs) to our senior management in addition to the non-qualified stock options we had historically used. In general, for each executive officer, we have granted roughly one-half of the value of annual grants of long-term equity compensation in the form of PSUs and the remainder in stock options.
Our Compensation Committee believes the service-based vesting provisions of our equity awards enhance our ability to retain our NEOs and the performance-based vesting criteria provide incentives to our NEOs to assure that our Company meets certain business objectives. Both PSUs and stock options provide incentives to enhance stockholder value over the long-term. The actual number of PSUs that vest, if any, is dependent on our cumulative compounded adjusted diluted EPS growth rate over a three-year period relative to the performance target set by our Compensation Committee. Stock options generally vest based on continued employment (usually over five years); but because we award stock options with an exercise price equal to the fair market value of our common stock on the date of grant, these options will have value to the grantee only if the market price of our common stock increases after the date of grant.
New Hire and Promotion Awards—We have historically granted stock options to senior management in connection with their hiring. Such grants may be made upon starting employment, after employment begins or both. The size of these initial stock option awards in total is determined based on the executive’s role and responsibilities and competitive practices, taking into consideration our CEO’s recommendation as well as the executive’s overall compensation package. The initial stock option awards are intended to provide the executive with an incentive to build value in the organization over a multi-year period. We may also grant additional stock options in connection with a promotion or significant change in responsibilities, taking into consideration the executive’s role and responsibilities, competitive practices, our CEO’s recommendation as well as the executive’s overall compensation package and the executive’s existing equity holdings.
Additionally, in fiscal 2014, we made our first restricted stock unit (RSU) awards to executive officers. These grants were made in connection with a new hire and promotions. In making these awards, our Compensation Committee generally considered the same factors used in connection with stock option awards. Like stock options, RSUs are intended to provide the executive with the incentive to build company value over an extended period of time. Our Compensation Committee believed that including RSUs as part of the new hire compensation package also improved the overall attractiveness and competitiveness of the package, as new-hire RSU grants are a common practice among our peer group, and that providing RSUs in connection with promotions promoted consistency among compensation for our executives.
Other Compensation.  We provide limited perquisites to some of our NEOs and also provide all of our NEOs with the same benefits generally provided to our other employees and limited change-in-control benefits as described further under “—Fiscal 2014 Compensation Decisions” below.
Compensation Decision Process; Role of Independent Compensation Committee Consultant
Our Compensation Committee determines and approves the annual compensation of our CEO and our other executive officers and regularly reports its compensation decisions to our Board of Directors. Our Compensation Committee also administers our equity compensation plans.
Our CEO reviews the performance of our executives and provides significant input to our Compensation Committee with respect to the compensation of our executives other than himself.
Our Compensation Committee uses an independent compensation consultant to provide advice and benchmark data for both executive compensation and director compensation. For additional information regarding the independent compensation consultant, see “Corporate Governance — Board Meetings and Committees — Compensation Committee — Compensation Committee Processes and Procedures; Information Regarding the Independent Compensation Consultant.”
As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. Accordingly, the compensation paid to our NEOs for fiscal 2014 is not necessarily indicative of how we will compensate our NEOs in the future.
Benchmarking
For fiscal 2014, our Compensation Committee referred to the following fifteen company peer group. This is the same as the peer group the Compensation Committee approved in December 2012 except for the removal of three companies which, due to acquisitions, are no longer publicly held, and the addition of one company.

— B&G Foods, Inc.	— The Hain Celestial Group, Inc.	— Lifeway Foods, Inc.
— Boulder Brands, Inc.	— Inventure Foods, Inc.	— Medifast, Inc.
— Calavo Growers, Inc.	— J&J Snack Foods Corp.	— Natural Grocers by Vitamin Cottage, Inc.
— Craft Brew Alliance	— Jamba, Inc.	— Nature’s Sunshine Products, Inc.
— The Fresh Market, Inc.	— LifeVantage Corporation	— The WhiteWave Foods Company
When the peer group was developed, these companies had revenues ranging from $81 million to $2,289 million, with median revenue of $400 million; and market capitalization ranging from $197 million to $3,952 million, with median market capitalization of $652 million. Annie’s is small relative to most companies in this peer group when revenue, EBITDA, net income, total assets, market capitalization, enterprise value and total employees are all taken into account.
We refer to compensation data from our peer group, which focused on total direct compensation (base salary, target bonus and long-term incentives), as “Comparative Data.” We believe, however, that it is difficult to find peers that are truly comparable to us as very few public branded food companies have our growth profile, which is high, and our aggregate business size, which is small. Additionally, there are also almost no comparable public natural or organic food companies as the best comparable brands are owned by larger consumer packaged goods companies. To better utilize the Comparative Data, in December 2013, based on the advice of Pay Governance, its new independent compensation consultant, our Compensation Committee employed a methodology to size adjust the Comparative Data to reflect the Company’s smaller revenue size in comparison to our peer group. Our Compensation Committee also considers how our positions and related levels of responsibility may differ from similarly titled positions at our peer companies and consequently may reference other percentile data from time to time as it deems appropriate. As noted above under “—Compensation Philosophy and Objectives,” prevailing market conditions as indicated by the Comparative Data is only one factor used by our Compensation Committee in setting the compensation of our NEOs.
Fiscal 2014 Compensation Decisions
Base Salary.
Annual Review Adjustments—As part of its annual review of executive compensation, in May 2013, our Compensation Committee approved annualized base salaries for each of our then-current executive officers (except Ms. Jones who had joined our Company in April 2013) as follows:

Named Executive Officer	Prior Salary	Annual Salary (as effective June 1, 2013)	% Change
John M. Foraker	$365,000	$400,000	9.6%
Mark Mortimer	300,000	310,000	3.3%
Kelly J. Kennedy	270,000	275,400	2.0%
Amanda K. Martinez	225,000	235,000	4.4%
Each of the above increases took into account the accomplishments of each individual during the prior fiscal year as well as the other factors generally considered in connection with establishing base salary as described above in “— Elements of Compensation — Base Salary.”
New Hire and Promotions — Upon commencement of her employment in April 2013, Ms. Jones’s base salary was set at $250,000 per annum. This salary was negotiated by Mr. Foraker within the parameters approved by our Compensation Committee, which were based on a total compensation package that the Committee believed would be competitive in the marketplace and enable the Company to successfully recruit for and fill this position. Ms. Jones resigned from this position effective May 23, 2014.
Upon commencement of his employment in November 2013, Mr. Ibrahim’s base salary was set at $335,000 per annum. This salary was approved by our Compensation Committee as part of a total compensation package that the Committee believed would be competitive in the marketplace and enable the Company to successfully recruit Mr. Ibrahim.
Effective January 1, 2014, Mr. Mortimer was promoted to President and Chief Customer Officer, and Ms. Martinez was promoted to Executive Vice President and Chief Supply Chain and People Officer. Their salaries were increased as follows:

Named Executive Officer	Annual Salary (as effective June 1, 2013)	Annual Salary (as effective January 1, 2014)	% Change
Mark Mortimer	$310,000	$340,000	9.7%
Amanda K. Martinez	235,000	290,000	23.4%
The increases took into account the Compensation Committee’s recognition of the executives’ new positions, existing compensation, Comparative Data and other factors generally considered in connection with establishing base salary as described above in “— Elements of Compensation — Base Salary.”
Cash Incentive.  Our Compensation Committee adopted an annual cash incentive program for fiscal 2014, or the 2014 Incentive Program, in order to incentivize our executive officers and other employees to achieve the Company's financial objectives. The 2014 Incentive Program was similar in structure to our annual bonus plan for fiscal 2013, except that (i) to align the performance metrics with measures publicly reported, EBIT was replaced with adjusted operating income, and (ii) to simplify communication of the program while still establishing strong incentives for performance, each of the performance measures was capped at 200% of target, resulting in a total cash incentive cap of 200%.
In May 2013, our Compensation Committee also established target cash incentive amounts under the 2014 Incentive Program for each of our then-current executive officers (expressed as a percentage of base salary), except for Ms. Jones who had joined our Company in April 2013. Compared to fiscal 2013, Mr. Foraker’s target award under the 2014 Incentive Program was increased from 50% to 60% of his base salary, reflecting the importance of his role with the Company, our Compensation

Committee’s desire to tie more of his compensation directly to Company results, and the Comparative Data for total direct cash compensation for his position. Mr. Mortimer’s target bonus was increased from 45% to 50%, reflecting his important role in achieving the Company’s growth objectives, internal consistency between our two executive vice presidents and the Comparative Data for his position. Target awards for Ms. Kennedy and Ms. Martinez were unchanged from fiscal 2013 to fiscal 2014.
Upon commencement of her employment in April 2013, Ms. Jones’s target award was set at 35%. This target award was negotiated by Mr. Foraker within the parameters approved by our Compensation Committee, which were based on a total compensation package that the Committee believed would be competitive in the marketplace and enable the Company to successfully recruit for and fill this position.
Upon commencement of his employment in November 2013, Mr. Ibrahim’s target award was set at 50%. This target award was approved by our Compensation Committee as part of a total compensation package that the Committee believed would be competitive in the marketplace and enable the Company to successfully recruit Mr. Ibrahim. Additionally, the Committee believed that this target award fostered internal consistency among our executive vice presidents.
The following table shows the 2014 Incentive Program targets as a percentage of each NEO’s base salary:

Named Executive Officer	Adjusted Operating Income Related Incentive	Adjusted Net Sales Related Incentive	Total Target Incentive Amount(1)
John M. Foraker	30.0%	30.0%	60.0%
Zahir M. Ibrahim	25.0%	25.0%	50.0%
Mark Mortimer	25.0%	25.0%	50.0%
Kelly J. Kennedy	17.5%	17.5%	35.0%
Amanda K. Martinez	25.0%	25.0%	50.0%
Isobel A. Jones	17.5%	17.5%	35.0%
 ________

(1)	Subject to reduction based on the executive officer’s achievement of individual goals, as discussed below.
Our Compensation Committee believed the combination of adjusted operating income and adjusted net sales targets would motivate our employees, including our executive officers, to generate both top-line and profitability growth. Each performance metric has equal weight. Our Compensation Committee established a sliding scale of attainment for each performance metric, setting forth the incentive payout percentage associated with different levels of performance. Adjusted operating income and adjusted net sales at target were based upon our fiscal 2014 annual operating plan and, overall, our Compensation Committee set the targets under the 2014 Incentive Program at levels that it believed required a significant level of performance. The incentive payout percentage associated with various performance levels of adjusted operating income and adjusted net sales, including target and threshold, are set forth below.

	Fiscal 2014 Adjusted Operating Income			Fiscal 2014 Adjusted Net Sales
	Performance Levels Established by Committee (in millions)	% Growth vs. Fiscal 2013	Incentive Payout %	Performance Levels Established by Committee (in millions)	% Growth vs. Fiscal 2013	Incentive Payout %
Maximum	$36.4	55.4%	200%	$245.2	43.3%	200%
	33.3	42.4%	150%	224.7	31.3%	150%
Target	30.3	29.5%	100%	204.3	19.4%	100%
	27.3	16.5%	60%	194.1	13.4%	50%
Threshold	24.2	3.6%	20%	185.9	8.7%	10%

During fiscal 2013, the Company announced a recall of its frozen pizza products. This recall, due to related insurance recoveries, impacted fiscal 2014 net sales and operating income. Additionally, in fiscal 2014, the Company announced its planned acquisition of a plant in Joplin, Missouri and conducted a secondary offering, which impacted operating income. Under the established terms of the 2014 Incentive Program, in scoring performance our Compensation Committee (a) excluded from operating income $1.7 million of net benefit related to the recall, offset by $0.5 million of costs related to the Joplin plant acquisition, and $0.3 million of costs related to the secondary offering and (b) excluded from net sales $1.1 million of impact related to the recall. Based on our GAAP operating income and net sales for fiscal 2014 of $26.1 million and $204.1 million, the Committee determined that adjusted operating income was $25.3 million and adjusted net sales were $203.0 million for purposes of scoring performance under the 2014 Incentive Program. Accordingly, our Compensation Committee determined that adjusted operating income was below the target amount by $5.0 million, resulting in an adjusted operating income incentive payout percentage of 33.7%; and that adjusted net sales was below the target amount by $1.3 million, resulting in an adjusted net sales incentive payout percentage of 93.8%. Given the equal weighting of these performance measures, the overall incentive payout percentage was 63.8%.
Final payout amounts for each executive officer employed on the date amounts were paid under the 2014 Incentive Program were based on this overall payout percentage as well as such officer’s performance against his individual goals. For each such executive officer, 60% of his target bonus amount multiplied by the 63.8% payout percentage was paid based solely upon the Company’s performance against the adjusted operating income and adjusted net sales targets; the other 40% multiplied by the 63.8% payout percentage was paid based on the executive officer’s achievement of his individual goals, with a maximum score of 100% resulting in a full payout of this component. Individual goals established at the beginning of fiscal 2014 for the NEOs employed on the 2014 Incentive Program payment date included:

•
Mr. Foraker: Goals related to the Company’s performance, the second stage of its ERP implementation, development of Company personnel, investor relations, product innovation and Annie’s reputation, as both a brand and a corporation.

•	Mr. Mortimer: Goals related to the Company’s net sales growth and gross sales to net sales conversion, marketing organization, sales organization, product innovation and leadership.

•
Ms. Kennedy: Goals related to investor relations, planning and processes, the information technology organization, the second stage of the Company’s ERP implementation, strategic planning initiatives and corporate governance.

•	Ms. Martinez: Goals related to the second stage of the Company’s ERP implementation, leadership development for the Company, product innovation and cost saving initiatives.

•	Ms. Jones: Goals related to corporate governance, compliance, training, strategic planning initiatives and outside counsel.
The Compensation Committee exercised its discretion with respect to Mr. Ibrahim based on his overall performance as it did not set specific individual goals for him upon his employment in November 2013.
Based on the overall incentive payout percentage relating to adjusted operating income and adjusted net sales as well as each NEO’s performance, our Compensation Committee approved payments to the NEOs who remained employed with us through the date amounts were paid under the 2014 Incentive Program. Ms. Jones was not an employee on such date but was eligible to receive a 2014 Incentive Program payment under the terms of her Transition and Separation Agreement dated March 23, 2014 (as discussed further below under “Severance and Change of Control” ). Such 2014 Incentive Program payments are set forth below as compared to the total target amount and possible payment amount if individual goals were achieved at 100%:

Named Executive Officer	Total Target Incentive Amount	Maximum Possible Incentive Payout Based on Fiscal 2014 Adjusted Operating Income and Adjusted Net Sales Performance	Total 2014 Incentive Program Amount Paid
John M. Foraker	$235,625	$150,329	$—
Zahir M. Ibrahim	62,276	39,732	37,324
Mark Mortimer	158,742	101,277	93,114
Isobel A. Jones	84,000	53,592	48,233

Ms. Kennedy and Ms. Martinez did not receive 2014 Incentive Program payments because they were not employees on the date amounts were paid under the Program. Mr. Foraker elected to waive in full, without additional compensation, the payment of his bonus under the 2014 Incentive Program.
In addition, Mr. Mortimer, along with the other members of the sales organization, received a bonus in fiscal 2014 of $1,024 relating to achievement of net sales growth for the first half of fiscal 2014 in excess of 20%. This bonus opportunity was established by our CEO and with respect to Mr. Mortimer, ratified by our Compensation Committee.

Long-term Equity Compensation.
Annual Awards—In connection with our IPO, at the end of fiscal 2012, our Compensation Committee granted our then-employed NEOs (Messrs. Foraker and Mortimer and Ms. Kennedy) stock options with an exercise price equal to our IPO price of $19 and PSUs that vest based on specified levels of a cumulative compounded adjusted earnings per diluted share growth rate from April 1, 2012 through March 31, 2015. In making these awards, our Compensation Committee doubled the size of the option grants in order to leverage the opportunity presented by the IPO in connection with the incentive and retention aspects of the options.
On May 30, 2013, the Compensation Committee approved the annual long-term equity awards set forth below for fiscal 2014 to our then-current NEOs, other than Ms. Jones who received the new hire grants described below. In general, the targeted value of annual awards was split between options and PSUs. However, as intended when the “double grant” was awarded for fiscal 2013, Messrs. Foraker and Mortimer and Ms. Kennedy did not receive an annual option award in May of fiscal 2014 and only received an annual PSU award. Accordingly, in fiscal 2014, these executive officers received annual equity at roughly half the targeted value for the year, with all such value delivered in PSUs.

Name	Target Value of Annual Award ($)	Grant Date Fair Value of Annual Award During Fiscal 2014($)	Stock Options (#)(1)	PSUs (at Target) (#)
John M. Foraker	$450,000	220,130	—	5,640
Mark Mortimer	140,000	68,302	—	1,750
Kelly J. Kennedy	160,000	78,060	—	2,000
Amanda K. Martinez	60,000	58,789	2,070	750
 ________

(1)	Messrs. Foraker and Mortimer and Ms. Kennedy did not receive stock option grants during Fiscal 2014 as a result of the double grant they received for fiscal 2013, as discussed above.
Subject to the grantee’s continued employment through the vesting date, the PSUs generally will be earned or forfeited based upon our level of achievement of cumulative compounded adjusted diluted EPS growth rate during the period from April 1, 2013 to March 31, 2016, or the Cumulative Compounded Adjusted Diluted EPS Growth Rate, as determined by our Compensation Committee. For purposes of calculating the Cumulative Compounded Adjusted Diluted EPS Growth Rate, “Adjusted Diluted EPS” will be the adjusted diluted earnings per share that is generally reported by our external analysts and by independent services that publish financial results. This measure will be diluted net income per share adjusted in a manner that disregards and excludes one-time non-recurring events that do not reflect core operating results, the effects of certain extraordinary items or the effects of any other unusual or infrequently occurring events and transactions.

Cumulative Compounded Adjusted Diluted EPS Growth Rate	Units Earned as a Percent of Target(1)
30% and above	150% (maximum)
22.5%	100% (target)
15%	50% (threshold)
Below 15%	0%
 ________

(1)
For each additional 1% growth rate earns an additional 6.7% of target shares. The level of achievement of the Cumulative Compounded Adjusted Diluted EPS Growth Rate between threshold and target or between target and maximum will result in a corresponding interpolated vesting percentage on a straight-line basis as determined by our Compensation Committee.

The stock options granted to Ms. Martinez had an exercise price of $39.03 per share, the fair market value of our common stock on the date of grant, and would have vested and become exercisable, subject to her continued service, over a five-year period, with 20% vesting each year, beginning with the first anniversary of the grant date.
Ms. Kennedy and Ms. Martinez forfeited the foregoing awards upon their resignations from the Company.
New Hire and Promotion Awards—To incentivize her to join the Company, effective upon commencement of her employment with the Company, Ms. Jones received new hire equity grants consisting of approximately $60,000 in stock options and $60,000 in PSUs, which resulted in a grant of 4,268 stock options and 1,544 PSUs at target. These stock options were granted at an exercise price of $38.84 per share, the fair market value of our common stock on the date of grant. These stock options would have vested and become exercisable, subject to her continued service, over a five-year period, with 25% vesting each year beginning with the second anniversary of the grant date. The PSUs were subject to the same performance described above for the annual grants, except that her PSUs would have been earned or forfeited based upon our level of achievement of Cumulative Compounded Adjusted Diluted EPS Growth Rate during the period from April 1, 2012 to March 31, 2015.
On May 30, 2013, in connection with the annual awards, Ms. Jones received an additional 15,000 stock options as an additional new hire grant, with an exercise price of $39.03, the fair market value of our common stock on the date of grant. These stock options would have vested and become exercisable, subject to her continued service, over a five-year period, with 20% vesting each year beginning with the first anniversary of the grant date. The additional options awarded to Ms. Jones in conjunction with the annual awards were intended to recognize Ms. Jones’s significant potential and perceived long-term value to the Company, as well as to create appropriate long-term incentives. Ms. Jones forfeited the foregoing awards upon her resignation from the Company.
Effective upon commencement of his employment with the Company, Mr. Ibrahim received annual equity grants consistent with the fiscal 2014 annual grants made to our other executive officers with a target value of $100,000, which resulted in a grant of 2,779 stock options and 1,028 PSUs at target. In addition, to incentivize him to join the Company, upon commencement of his employment with the Company, Mr. Ibrahim also received new hire equity grants consisting of approximately $250,000 in stock options and $250,000 in RSUs, which resulted in a grant of 13,897 stock options and 5,141 RSUs. The stock options have an exercise price of $48.62 per share, the fair market value of our common stock on the date of grant. Subject in each case to Mr. Ibrahim’s continued employment, the stock options will vest over a five-year period, with 20% vesting each year beginning with the first anniversary of the grant date and the RSUs will vest over a three-year period, with 50% vesting on each of the second and third anniversaries of the grant date. Mr. Ibrahim’s PSUs are subject to the same performance described above for the fiscal 2014 annual grants.
In fiscal 2014, our Compensation Committee granted Mr. Mortimer and Ms. Martinez RSUs in connection with their promotion to President and Chief Customer Officer and Executive Vice President and Chief Supply Chain and People Officer, respectively. The number of RSUs granted to Mr. Mortimer and Ms. Martinez was determined by dividing $200,000 and $175,000, respectively, by the fair market value of our common stock on January 1, 2014 (which was $43.04 per share) and resulted in grants of 4,646 and 4,065 RSUs, respectively. Subject to their continued employment, the RSUs provided for vesting over a three-year period, with 50% vesting on each of the second and third anniversaries of the grant date. Ms. Martinez forfeited the foregoing award upon her resignation from the Company.
Clawbacks and Other Provisions—Awards under our Omnibus Incentive Plan are subject to forfeiture or clawback in the event of a violation of certain confidentiality, non-solicitation and other covenants, as well as in connection with a financial restatement. Additionally, shares acquired pursuant to awards granted under the Plan may be subject to minimum retention requirements under our CEO and Senior Officer Stock Ownership and Retention Guidelines.
Other Compensation.  We provide Mr. Mortimer with a car allowance of $500 per month. We also provide our NEOs with the same benefits generally provided to all other employees, including a commuter allowance of $150 per month for Mr. Foraker that was provided to all employees previously employed at our Napa location. Concurrently with the June 1, 2013 effective date of fiscal 2014 merit increases, these commuter allowances were eliminated and included in base salary for all affected employees, including Mr. Foraker.
In May 2013, our Compensation Committee approved a travel allowance for Mr. Mortimer of $4,500 per month effective upon his January 2013 promotion from Senior Vice President, Sales, Chief Customer Officer to Executive Vice President, Sales & Marketing, Chief Customer Officer, in recognition of increased travel to our Berkeley headquarters that was expected to be necessary as a result of his promotion.
Our NEOs are eligible to participate in our 401(k) plan, which is generally available to all employees and allows participants to defer amounts of their annual compensation before taxes, up to the maximum amount specified by the Code. In fiscal 2014, we matched 50% of an employee’s contributions to the plan, up to 6% of the employee’s compensation, up to a total match of $4,000 per calendar year. Based on the deduction timing selected by a participant, it is possible that the Company match could exceed $4,000 in a fiscal year.
Fiscal 2015 Compensation Decisions
No Increase In Base Salary. As part of its annual review of executive compensation, consistent with its desire to place a greater emphasis on performance-based compensation with incentive and retention components, our Compensation Committee determined that there would be no increase in the base salaries paid to our current NEOs.
Cash Incentive Compensation.  For fiscal 2015, our Compensation Committee adopted a cash incentive program similar in structure to our 2014 Incentive Program. In order to further incentivize Mr. Foraker to achieve the Company’s performance goals under the fiscal 2015 cash incentive program and to more closely align the cash incentive with the Comparative Data while remaining below the benchmark for peer companies, the Compensation Committee approved an increase in his target bonus from 60% to 70% of his base salary. No changes were made to the target percentages for our other current NEOs for fiscal 2015.
Long-term Equity Compensation.
Annual Awards—On June 24, 2014, our Compensation Committee approved annual long-term equity awards for our current NEOs. Consistent with the target value of his prior awards, the Compensation Committee’s desire for Mr. Foraker to focus on achieving the Company’s performance goals and to align such incentives at the 50th percentile of the peer group, the targeted value of Mr. Foraker’s annual awards was $450,000 split between options and PSUs. To enhance the retention value of their annual awards without making a significant impact on the performance based component, our Compensation Committee established target values of the annual equity awards for Messrs. Mortimer and Ibrahim at $200,000 and $150,000, respectively, to be awarded 50% as PSUs, 25% as stock options and 25% as RSUs. These target values are below the 50th percentile when benchmarked against the peer group.

•
Similar to the PSUs granted in fiscal 2014, the PSUs granted in fiscal 2015 may be earned based on our Adjusted Diluted EPS Growth Rate, as determined by our Compensation Committee, for the period from April 1, 2014 to March 31, 2017. We believe that the target goal set by the Compensation Committee reflects a significant stretch in respect of year-over-year performance.

•
To better align our stock option awards with those granted by our peers, the Compensation Committee reduced the vesting period for stock options to equal annual vesting over 4 years from equal annual vesting over 5 years.

•	Consistent with prior grants, the RSUs will vest over a three-year period with 50% vesting on each of the second and third anniversaries of the grant date.
Severance and Change in Control
We provide certain benefits to our NEOs upon termination and changes in control.
CEO, CFO and President Employment Agreements.  Mr. Foraker’s employment agreement provides for severance and other benefits designed to provide economic protection so that he could remain focused on our business without undue personal concern in the event that his position was eliminated or significantly altered by us, which is particularly important in light of his leadership role at the Company. We entered into similar agreements with Mr. Ibrahim in October 2013 and Mr. Mortimer in June 2014. Our Compensation Committee believes that providing severance or similar benefits is common among similarly situated companies and remains essential to recruiting and retaining a CEO, CFO or President, which is a fundamental objective of our executive compensation program. See “Potential Payments upon Termination or Change in Control—Agreements with Executives” for additional information regarding the terms of these employment agreements.
Transition and Separation Agreements. During fiscal 2014, we entered into Transition and Separation Agreements with each of Mses. Kennedy, Martinez and Jones. Each of these agreements were approved by our Compensation Committee. We believe these agreements facilitated smooth transitions, and reduced risk to the Company by securing releases from each departing executive. See “Potential Payments upon Termination or Change in Control—Transition and Separation Agreements” for additional information regarding the terms of these agreements. Mses. Kennedy, Martinez and Jones forfeited the unvested portions of their equity awards, which included all fiscal 2014 awards, upon their resignations from the Company.
Change in Control Provisions in the Omnibus Incentive Plan.  The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers. Accordingly, our Compensation Committee believes that appropriate change in control provisions in equity award agreements are important tools for aligning executives’ interests in change in control transactions with those of our stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment or future compensation. Additionally, our Compensation Committee believes that the incentive nature of our long-term equity awards would be undermined absent such provisions.
Accordingly, awards under our Omnibus Incentive Plan generally provide for “double-trigger” accelerated vesting in the event an employee is terminated without cause within 24 months following a change in control. Additionally, in the event awards are not assumed or replaced by the successor entity (or would otherwise terminate), awards will accelerate and vest in connection with the change in control. For more information regarding the potential payments that would have been provided to our NEOs in connection with a change in control on March 31, 2014, see “Potential Payments upon Termination or Change in Control.”
Other Compensation Practices and Policies
Tax Considerations.  Section 162(m) of the Code, generally disallows a federal income tax deduction to public companies for compensation greater than $1.0 million paid for any fiscal year to a corporation’s chief executive officer and to certain other highly compensated executive officers. Prior to our IPO, our Board of Directors did not take the deductibility limit imposed by

Section 162(m) into consideration in setting compensation because we were not a public company. This limitation generally does not apply to performance-based compensation under a plan that is approved by the stockholders of a company that also meets certain other technical requirements. The Amended and Restated 2004 Stock Option Plan and Omnibus Incentive Plan were adopted and approved by stockholders prior to our IPO and therefore awards under both plans generally are exempt from Section 162(m) during a reliance period under applicable regulations (other than PSUs, RSUs and similar awards that vest after the reliance period). With respect to each plan, this reliance period ends upon the earlier of: (i) the first meeting of stockholders at which directors are to be elected that occurs after December 31, 2015; (ii) the expiration of the plan; (iii) the issuance of all stock under the plan; or (iv) the date such plan is materially amended.
While we expect that our Compensation Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements established after the reliance period, deductibility will not be the only factor used in ascertaining appropriate levels or types of compensation. Since corporate objectives many not always be consistent with the requirements for deductibility, our Compensation Committee may award compensation in the future which is not fully deductible under Section 162(m).
Policy Regarding the Timing of Equity Awards.  Our Compensation Committee generally intends to make annual awards of stock options and other equity awards (such as the PSUs awarded to our executives) to eligible employees in conjunction with our annual performance reviews and related merit increases. Accordingly, such annual awards are expected to typically occur in late May or June. Under our Omnibus Incentive Plan, the exercise price of an option must be at least the fair market value of our common stock on the grant date—typically the closing sale price on the New York Stock Exchange on the effective date of grant.
In addition to annual long-term equity incentive awards, our Compensation Committee typically awards new-hire option grants to newly hired employees at the level of vice president or above, including executive officers. The initial new-hire awards are typically effective upon the employee’s start date, with an exercise price equal to the fair market value of our common stock on such date as determined above. For administrative purposes, our Compensation Committee may approve a new-hire grant in advance of the anticipated start date that is effective on the start date. Additional new hire grants may be approved after an executive’s start date. The timing of such awards is expected to be generally dependent upon the timing of already scheduled Compensation Committee meetings.
In May 2013, our Compensation Committee delegated to Mr. Foraker the authority to grant, in his discretion, stock options, PSUs and RSUs up to a maximum aggregate value of $225,000, to current or new employees below the level of Vice President. In June 2014, this delegated authority was extended through June 1, 2015 with respect to the remaining value in the original pool plus an additional $250,000.
Stock Ownership Policies.  In November 2013, we adopted revised stock ownership and retention guidelines for our most senior management that we believe are appropriate to align the financial interests of management with those of the Company and its stockholders. These guidelines include an ownership target of 6x base salary for our CEO as well as certain retention requirements that apply to awards under our Omnibus Incentive Plan when the applicable ownership target has not been met. Our Compensation Committee may grant relief from the guidelines, including the retention requirements, in its sole discretion based on special circumstances, including financial hardship, compliance with a court order or divorce. Our Compensation Committee will review each executive officer’s compliance with the guidelines at least annually and will report the level of compliance to our Board of Directors. In addition, all of our executive officers currently have a direct or indirect equity interest through their equity awards, and we believe that they regard the potential returns from these interests as a significant element of their compensation.
Prohibition on Hedging and Other Transactions.  The Company has adopted an Insider Trading Policy. Under this Policy, directors, executive officers and other select employees are prohibited from engaging in hedging and similar transactions with respect to Annie’s common stock, buying and selling derivative securities relating to Annie’s common stock, holding Annie’s common stock in a margin account, and pledging Annie’s common stock as collateral for a loan.
Recoupment Policy.  We have a recoupment policy to adjust or recover bonuses or incentive compensation paid to executive officers where such bonuses or payments were based on financial statements that were subsequently restated or in the event of a violation of certain confidentiality, non-solicitation or other covenants. We are also subject to the recoupment requirements under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable laws. We have made all awards under our Omnibus Incentive Plan specifically subject to any compensation recapture policies required by applicable law or established by our Board of Directors or Compensation Committee from time to time.
Report of the Compensation Committee
The following report of the Compensation Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities

Exchange Act of 1934, irrespective of whether such filing is made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014.
Compensation Committee
Lawrence S. Peiros (Chair)
Billie Ida Williamson
Julie D. Klapstein
Compensation Risk Assessment
We believe the mix and design of our compensation policies and programs encourages our employees to remain focused on both the short- and long-term goals of the Company and do not motivate imprudent risk taking. For example, while our cash incentive program measures performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages employees to focus on the long-term value of the Company.
In May 2013, the Company’s head of internal audit, with the assistance of the Company’s general counsel, conducted a risk assessment of Annie’s compensation policies and programs. In conducting the assessment, our head of internal audit inventoried our programs, considered the risks that such programs could engender and then evaluated the factors that could mitigate such risks. In March 2014, our general counsel updated this risk assessment, which was also reviewed by our Compensation Committee’s independent compensation consultant.
The updated risk assessment was presented to our Compensation Committee in March 2014. Based on this report and our Compensation Committee’s own review of the Company’s executive compensation practices, the Company does not believe that its compensation policies and practices entail risks that are reasonably likely to have a material adverse impact on the Company.
Summary Compensation Table
The following table shows compensation awarded or paid to, or earned by, our NEOs for fiscal years ended March 31, 2014, 2013 and 2012 (to the extent such NEO was employed by us during such year):

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
John M. Foraker	2014	$394,167	$—		$110,065	$—	$—	$19,898	$524,130
Chief Executive Officer	2013	365,000	—		—	—	223,563	22,724	611,287
	2012	336,583	—		112,499	450,000	198,000	516,570	1,613,652
Zahir M. Ibrahim	2014	138,510	—		274,946	322,514	37,324	33,361	806,655
Executive Vice President, Chief Financial Officer and Treasurer
Mark Mortimer	2014	315,833	1,024	(6)	234,115	—	93,114	77,894	721,980
President and Chief Customer Office	2013	283,712	—		—	507,826	153,044	34,230	978,812
	2012	264,583	1,000	(6)	39,995	367,138	110,000	29,377	812,093
Kelly J. Kennedy	2014	172,634	—		39,030	—	—	55,836	267,500
Former Chief Financial Officer and Treasurer	2013	268,333	—		—	—	98,019	17,758	384,110
	2012	156,250	—		39,995	781,395	103,000	7,219	1,087,859
Amanda K. Martinez	2014	247,083	—		189,594	29,517	—	21,862	488,056
Executive Vice President and Chief Supply Chain and People Officer	2013	48,606	—		37,500	458,471	24,029	4,285	572,891
Isobel A. Jones	2014	250,000	—		42,278	273,880	48,233	22,358	636,749
General Counsel and Secretary

(1)
Reflects for all NEOs the principal position held as of March 31, 2014. Ms. Kennedy resigned as our Chief Financial Officer and Treasurer effective November 12, 2013 and as an employee effective January 10, 2014. Ms. Martinez resigned effective April 4, 2014. Ms. Jones resigned effective May 23, 2014.

(2)
Amounts represent the aggregate fair value (excluding the effect of estimated forfeitures) of PSUs and RSUs computed in accordance with FASB ASC Topic 718 and do not correspond to the actual amounts, if any, that will be realized by the NEOs. For PSUs, such value was based on threshold performance. For additional information on how we account for stock-based compensation, see Note 12 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the SEC on June 2, 2014.

In the event of performance at threshold, 50% of the target PSUs would vest. The table below presents the value of the PSUs reported in the Summary Compensation Table above at target performance and maximum performance:

	Fiscal Year of Award	Stock Awards
Name		Target Level ($)	Maximum Level ($)
John M. Foraker	2014	$220,129	$330,194
	2012	224,998	337,497
Zahir M. Ibrahim	2014	49,981	74,972
Mark Mortimer	2014	68,303	102,454
	2012	79,990	119,985
Kelly J. Kennedy	2014	78,060	117,090
	2012	79,990	119,985
Amanda K. Martinez	2014	29,273	43,909
	2013	74,999	112,499
Isobel A. Jones	2014	84,558	126,837
For additional information see “Outstanding Equity Awards at Fiscal 2014 Year-End.”

(3)
Amounts represent the aggregate grant date fair value (excluding the effect of estimated forfeitures) of stock option awards, computed in accordance with FASB ASC Topic 718 and do not correspond to the actual amounts, if any, that will be realized by the NEOs. For information on how we account for stock-based compensation, see Note 12 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the SEC on June 2, 2014.

(4)
Reflects amounts earned under the annual cash incentive programs for fiscal 2014, 2013 and 2012. For additional information regarding the 2014 Incentive Program, see “Compensation Discussion and Analysis—Fiscal 2014 Compensation Decisions—Cash Incentive.”

(5)	A detailed breakdown of “All Other Compensation” for fiscal 2014 is provided in the table below:

	Company Contribution to Benefits ($)	Company- paid Life Insurance and Disability ($)	Company Match to 401(k) Plan ($)	Transportation Allowance ($)(a)	Travel Allowance ($)(b)	Sustainability Benefit ($)(c)	Paid or Accrued Termination Payments ($)(d)	Total ($)
John M. Foraker	$15,440	$634	$3,524	$300	$—	$—	$—	$19,898
Zahir M. Ibrahim	4,320	264	2,937	—	—	—	—	7,521
Mark Mortimer	15,760	634	—	6,000	54,000	1,500	—	77,894
Kelly J. Kennedy	7,986	428	1,522	—	—	—	45,900	55,836
Amanda K. Martinez	15,738	634	5,490	—	—	—	—	21,862
Isobel A. Jones	15,512	634	6,212	—	—	—	—	22,358

(a)
Consists of a commuter allowance for Mr. Foraker and a car allowance for Mr. Mortimer. The commuter allowance for Mr. Foraker was provided to all employees previously employed at our Napa location. Concurrently with the June 1, 2013 effective date of 2014 merit increases, these commuter allowances have been eliminated and included in base salary for all affected employees, including Mr. Foraker.

(b)	Consists of a travel allowance for Mr. Mortimer effective January 14, 2013.

(c)
Consistent with its mission and values, the Company provides incentives to all employees to reduce the overall environmental impact of employees’ commute to work and make their homes more environmentally friendly.

Sustainability benefits include car incentives to purchase eligible fuel efficient/low emission vehicles, commuter bike incentives and home improvement incentives to purchase energy saving/eco home improvements.

(d)	See “Potential Payments upon Termination or Change in Control—Transition and Separation Agreements” for additional information regarding the severance payments to Ms. Kennedy.

(6)	Reflects a discretionary bonus paid to all members of the Company’s sales team.

Grants of Plan-Based Awards in Fiscal 2014
The following table shows information regarding grants of plan-based awards made to our NEOs during the fiscal year ended March 31, 2014:

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($ / Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John M. Foraker			$7,069	$235,625	$471,250
	5/30/2013	5/30/2013				2,820	5,640	8,460				$110,065
Zahir M. Ibrahim			1,868	62,276	124,551
	11/4/2013	10/13/2013				514	1,028	1,542				24,991
	11/4/2013	10/13/2013							5,141			249,955
	11/4/2013	10/13/2013								2,779	$48.62	53,746
	11/4/2013	10/13/2013								13,897	48.62	268,768
Mark Mortimer			4,762	158,742	317,484
	5/30/2013	5/30/2013				875	1,750	2,625				34,151
	1/1/2014	12/9/2013							4,646			199,964
Kelly J. Kennedy			1,813	60,422	120,844
	5/30/2013	5/30/2013				1,000	2,000	3,000				39,030
Amanda K. Martinez			3,706	123,542	247,083
	5/30/2013	5/30/2013				375	750	1,125				14,636
	5/30/2013	5/30/2013								2,070	39.03	29,517
	1/1/2014	12/9/2013							4,065			174,958
Isobel A. Jones			2,520	84,000	168,000
	4/1/2013	2/27/2013				772	1,544	2,316				29,984
	4/1/2013	2/27/2013								4,268	38.84	59,989
	5/30/2013	5/30/2013				315	630	945				12,294
	5/30/2013	5/30/2013								15,000	39.03	213,981

(1)
Reflects the range of awards the NEO was potentially entitled to receive under our 2014 Incentive Program. For additional information regarding the 2014 Incentive Program, see “Compensation Discussion and Analysis—Fiscal 2014 Compensation Decisions—Cash Incentive.”

With respect to the 2014 Incentive Program, the threshold amount reflected in the table above approximates the smallest possible payout, if any payout is made, under the Plan for fiscal 2014. The threshold amount reflects the amount that would have been paid if:

•	Adjusted operating income had been less than $24.2 million (80% of the adjusted operating income target), resulting in a score of 0% with respect to this performance metric;

•	Adjusted net sales had been $185.9 million (91% of the adjusted net sales target), resulting in a score of 10% with respect to this performance metric; and

•	The NEO had received a score of 0% with respect to his or her individual goals.
The threshold amount is not a minimum amount; awards under the 2014 Incentive Program could have been zero.
With respect to the 2014 Incentive Program, the target amount reflects the amount that would have been paid if:

•	Adjusted operating income had been $30.3 million (the adjusted operating income target), resulting in a score of 100% with respect to this performance metric;

•	Adjusted net sales had been $204.3 million (the adjusted net sales target), resulting in a score of 100% with respect to this performance metric; and

•	The NEO had received a score of 100% with respect to his or her individual goals.
With respect to the 2014 Incentive Program, the maximum amount reflects the amount that would have been paid if:

•	Adjusted operating income had been $36.4 million (120% of the adjusted operating income target), resulting in a score of 200% with respect to this performance metric;

•	Adjusted net sales had been $245.2 million (120% of the adjusted net sales target), resulting in a score of 200% with respect to this performance metric; and

•	The NEO had received a score of 100% with respect to his or her individual goals.
The actual amounts paid to each NEO with respect to the 2014 Incentive Program are reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.

(2)
Reflects performance share units (PSUs) granted under our Omnibus Incentive Plan. These PSUs generally vest, subject to the grantee’s continued employment through the vesting date, based on the Company’s achievement of Cumulative Compounded Adjusted Diluted EPS Growth from April 1, 2013 through March 31, 2016 (or, for the 1,544 PSUs granted to Ms. Jones, from April 1, 2012 through March 31, 2015.)

For each additional 1% growth rate above threshold, an additional 6.7% of target shares is earned, up to the maximum. The level of achievement of the Cumulative Compounded Adjusted Diluted EPS Growth Rate between threshold and target or between target and maximum will result in a corresponding interpolated vesting percentage on a straight-line basis as determined by our Compensation Committee.
See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these PSUs.

(3)
Reflects restricted stock units (RSUs) granted pursuant to our Omnibus Incentive Plan. These RSUs generally vest, subject to the grantee’s continued service, over a three-year period, with 50% vesting each year beginning with the second anniversary of the grant date. See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these RSUs.

(4)
Reflects stock options granted pursuant to our Omnibus Incentive Plan. These options generally vest and become exercisable, subject to the grantee's continued service, over a five-year period, with 20% vesting each year beginning with the first anniversary of the grant date; however, the options awarded to Ms. Jones effective April 1, 2013 generally would have vested and become exercisable, subject to her continued service, over a five-year period, with 25% vesting each year beginning with the second anniversary of the grant date. See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these options.

(5)	The exercise price of these options was equal to the closing price of our common stock on the grant date.

(6)
The value of a PSU, RSU or stock option award is based on the fair value of such award, computed in accordance with FASB ASC Topic 718 without giving effect to anticipated forfeitures. For the PSUs granted in fiscal 2014, the amount shown in the table above is reported based on threshold performance.

Outstanding Equity Awards at Fiscal 2014 Year-End
The following table shows information regarding options, performance share units (PSUs) and restricted stock units (RSUs) held by our NEOs as of March 31, 2014:

		Option Awards							Stock Awards
Name	Type of Award/Plan	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John M. Foraker	Options under 2004 Plan	148,728		—		5.20	5/9/2005	5/8/2015
	Options under 2004 Plan	37,182		—		6.62	7/13/2006	7/12/2016
	Options under 2004 Plan	61,970		—		6.62	7/13/2006	7/12/2016
	Non-Plan Options	74,364		—		6.62	9/8/2006	9/7/2016
	Options under Omnibus Plan	15,735	(1)	47,202	(1)	19.00	3/27/2012	3/26/2022
	PSUs under Omnibus Plan											5,921	(2)	$237,965
	PSUs under Omnibus Plan											2,820	(3)	113,336
Zahir M. Ibrahim	Options under Omnibus Plan	—		2,779	(4)	48.62	11/4/2013	11/3/2023
	Options under Omnibus Plan	—		13,897	(4)	48.62	11/4/2013	11/3/2023
	PSUs under Omnibus Plan											514	(3)	20,658
	RSUs under Omnibus Plan								5,141	(5)	206,617
Mark Mortimer	Options under 2004 Plan	12,120		—		6.62	9/8/2006	9/7/2016
	Options under 2004 Plan	12,394		—		8.75	7/11/2007	7/10/2017
	Options under 2004 Plan	6,197		—		8.88	6/11/2008	6/10/2018
	Options under 2004 Plan	12,394	(6)	12,394	(6)	17.55	8/1/2011	7/31/2021
	Non-Plan Options	12,394		—		8.88	9/22/2009	9/21/2014

	Options under Omnibus Plan	5,595	(1)	16,784	(1)	19.00	3/27/2012	3/26/2022
	Options under Omnibus Plan	8,000	(4)	32,000	(4)	34.53	1/14/2013	1/13/2023
	PSUs under Omnibus Plan											2,105	(2)	84,600
	PSUs under Omnibus Plan											875	(3)	35,166
	RSUs under Omnibus Plan								4,646	(5)	186,723
Kelly J. Kennedy (7)	—	—		—		—	—	—	—		—	—		—
Amanda K. Martinez (7)	Options under Omnibus Plan	—		5,907	(1)	34.53	1/14/2013	1/13/2023
	Options under Omnibus Plan	—		25,000	(1)	42.05	2/27/2013	2/26/2023
	Options under Omnibus Plan	—		2,070	(4)	39.03	5/30/2013	5/29/2023
	PSUs under Omnibus Plan											1,086	(2)	43,646
	PSUs under Omnibus Plan											375	(3)	15,071
	RSUs under Omnibus Plan								4,065	(5)	163,372
Isobel A. Jones (7)	Options under Omnibus Plan	—		4,268	(1)	38.84	4/1/2013	3/31/2023
	Options under Omnibus Plan	—		15,000	(4)	39.03	5/30/2013	5/29/2023
	PSUs under Omnibus Plan											772	(2)	31,027
	PSUs under Omnibus Plan											315	(3)	12,660

(1)
These stock options generally vest and become exercisable, subject to the grantee’s continued employment, over a five-year period, with 25% vesting each year beginning with the second anniversary of the grant date. See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these options.

(2)
Reflects PSUs granted under our Omnibus Incentive Plan. These PSUs generally vest, subject to the grantee’s continued service through the vesting date, based on the Company’s achievement of Cumulative Compounded Adjusted Diluted EPS Growth from April 1, 2012 through March 31, 2015 as set forth below:

Cumulative Compounded Adjusted Diluted EPS Growth Rate	Units Earned as a Percent of Target(a)
30% and above	150% (maximum)
22.5%	100% (target)
15%	50% (threshold)
Below 15%	0%

(a)
For each additional 1% growth rate above threshold, an additional 6.7% of target shares is earned, up to the maximum. The level of achievement of the Cumulative Compounded Adjusted Diluted EPS Growth Rate between threshold and target or between target and maximum will result in a corresponding interpolated vesting percentage on a straight-line basis as determined by our Compensation Committee.

Because our performance is currently below threshold, these PSUs have been reported in the table at threshold in accordance with SEC rules, See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these PSUs.

(3)
Reflects PSUs granted under our Omnibus Incentive Plan. These PSUs generally vest, subject to the grantee’s continued service through the vesting date, on the same basis as the PSUs described in footnote 2 above, but with a performance period from April 1, 2013 through March 31, 2016. Because our performance is currently below threshold, these PSUs have been reported in the table above at threshold in accordance with SEC rules, See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these PSUs.

(4)
These stock options generally vest and become exercisable, subject to the grantee’s continued employment, over a five-year period, with 20% vesting each year beginning with the first anniversary of the grant date. See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these options.

(5)
These RSUs generally vest, subject to the grantee’s continued service, over a three-year period, with 50% vesting each year beginning with the second anniversary of the grant date. See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these RSUs.

(6)
These stock options awarded to Mr. Mortimer generally vest and become exercisable, subject to the grantee’s continued employment, over a four-year period, with 25% vesting each year beginning with the first anniversary of the grant date. See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these options.

(7)
Ms. Kennedy resigned as an employee effective January 10, 2014 and accordingly held no outstanding equity awards on March 31, 2014. All of the equity awards held by Ms. Martinez and Ms. Jones as reflected in the table above terminated in their entirety after the end of fiscal 2014 due to the resignations of Ms. Martinez and Ms. Jones.

Option Exercises and Stock Vested in Fiscal 2014
The following table summarizes the stock options exercised by our NEOs during the fiscal year ended March 31, 2014:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John M. Foraker	61,966	(3)	$2,127,321	—	$—
Zahir M. Ibrahim	—		—	—	—
Mark Mortimer	24,244	(4)	843,187	—	—
Kelly J. Kennedy	37,182	(4)	855,646	—	—
Amanda K. Martinez	—		—	—	—
Isobel A. Jones	—		—	—	—

(1)	Value realized represents the market value on the date of exercise in excess of the exercise price.

(2)	None vested in fiscal 2014.

(3)	These options were exercised under Mr. Foraker’s 10b5-1 plans discussed below.

(4)	All of the options exercised by Mr. Mortimer and 7,000 of the options exercised by Ms. Kennedy were exercised under 10b5-1 plans.

Foraker Stock Trading Plans
On November 30, 2012, Mr. Foraker adopted a stock trading plan, or 10b5-1 Plan, in accordance with guidelines specified by Rule 10b5-1 under the Exchange Act. During fiscal 2014, Mr. Foraker exercised 55,770 stock options under this 10b5-1 Plan, which was completed in fiscal 2014. On November 21, 2013, Mr. Foraker adopted a new 10b5-1 Plan. Under the new 10b5-1 Plan, up to 74,352 of Mr. Foraker's options will be exercised and the underlying shares will be sold into the marketplace, subject to satisfaction of certain conditions during the period from December 23, 2013 to December 23, 2014. During fiscal 2014, Mr. Foraker exercised 6,196 stock options under this 10b5-1 Plan.
Rule 10b5-1 permits corporate officers, directors and others to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. Using these plans, insiders may gradually diversify their investment portfolios and spread stock trades over a period of time regardless of any material, non-public information they may receive after adopting their plans. In accordance with the 10b5-1 rules, Mr. Foraker had no discretion over the sales of his shares of common stock under the 10b5-1 Plans.
Pension Benefits in Fiscal 2014
None of our NEOs participates in, or has an account balance in, a qualified or non-qualified defined benefit plan sponsored by us.
Non-Qualified Deferred Compensation in Fiscal 2014
None of our NEOs participates in, or has account balances in, a non-qualified deferred compensation plan maintained by us.
Potential Payments upon Termination or Change in Control
Set forth in the table below are estimated payments and benefits that would be provided to each of our NEOs, except Ms. Kennedy, in connection with their respective terminations of employment under various circumstances, including a change in control. Actual amounts paid or payable to Mses. Kennedy, Martinez and Jones in connection with their resignations are discussed below under “Agreements with Executives — Transition and Separation Agreements.”
As required, the table below assumes that the termination of employment and/or change-in-control event occurred on the last day of fiscal 2014 (March 31, 2014) and assumes that the price per share of Annie’s common stock was $40.19, the closing price on the last business day of fiscal 2014 (March 31, 2014).
Amounts shown in the table below represent payments or vesting triggered or affected by the termination and/or change-in-control event only. Accordingly, previously vested stock options, which are reflected in the table set forth under “Outstanding Equity Awards at Fiscal 2014 Year-End,” are not reflected in the tables below.

Name	Cash or Equity Compensation	Change in Control ($)	Change in Control where Equity is not Assumed or Substituted ($)	Termination without Cause or for Good Reason before a Change in Control	Termination without Cause within 24 months after a Change in Control	Termination for Good Reason within 24 months after a Change in Control	Termination as a Result of Death	Termination as a Result of Disability
John M. Foraker	Severance	$—	$—	$400,000	$800,000	$800,000	$—	$100,000
	Post-termination Health and Welfare Benefit Continuation	—	—	35,417	35,417	35,417	—	5,903
	Fiscal 2014 Bonus	—	—	144,316	235,625	235,625	144,316	144,316
	Stock Option Acceleration(1)	—	1,000,210	—	1,000,210	1,000,210	1,000,210	1,000,210
	Performance Share Units Acceleration(2)	—	226,672	—	226,672	226,672	702,602	702,602
	Total	$—	$1,226,882	$579,733	$2,297,924	$2,297,924	$1,847,128	$1,953,031
Zahir M. Ibrahim	Severance	$—	$—	$335,000	$502,500	$502,500	$—	$—
	Post-termination Health and Welfare Benefit Continuation	—	—	16,615	24,923	24,923	—	—
	Fiscal 2014 Bonus	—	—	37,324	62,276	62,276	37,324	37,324

	Stock Option Acceleration(1)	—	—	—	—	—	—	—
	Performance Share Units Acceleration(2)	—	41,315	—	41,315	—	41,315	41,315
	Restricted Stock Unit Accelaration(3)	—	206,617	—	206,617	—	206,617	206,617
	Total	$—	$247,932	$388,939	$837,631	$589,699	$285,256	$285,256
Mark Mortimer	Stock Option Acceleration(1)(3)	$—	$817,373	$—	$536,773	$—	$536,773	$536,773
	Performance Share Units Acceleration(2)	—	70,333	—	70,333	—	239,532	239,532
	Restricted Stock Unit Accelaration(3)	—	186,723	—	186,723	—	186,723	186,723
	Total	$—	$1,074,429	$—	$793,829	$—	$963,028	$963,028
Amanda K. Martinez	Stock Option Acceleration(1)(3)	$—	$35,835	$—	$35,835	$—	$35,835	$35,835
	Performance Share Units Acceleration(2)	—	30,143	—	30,143	—	117,435	117,435
	Restricted Stock Unit Accelaration(3)	—	163,372	—	163,372	—	163,372	163,372
	Total	$—	$229,350	$—	$229,350	$—	$316,642	$316,642
Isobel A. Jones	Severance	$—	$—	$125,000	$125,000	$125,000	$—	$—
	Fiscal 2014 Bonus	—	—	48,233	48,233	48,233	—	—
	Stock Option Acceleration(1)(3)	—	23,162	—	23,162	—	23,162	23,162
	Performance Share Units Acceleration(2)	—	25,320	—	25,320	—	87,373	87,373
	Total	$—	$48,482	$173,233	$221,715	$173,233	$110,535	$110,535

(1)
Represents the value of accelerated vesting of stock options, calculated based on the difference between $40.19, the closing share price of our common stock on March 31, 2014 (the last business day of fiscal 2014), and the exercise price of the accelerated option(s). For information regarding the vesting of stock options under our Omnibus Incentive Plan in connection with the various trigger events set forth in the table above, see “—Agreements with Executives—Special Vesting Terms under our Omnibus Incentive Plan” below.

(2)	Represents the value of accelerated vesting of PSUs, calculated based on $40.19, the closing share price of our common stock on March 31, 2014 (the last business day of fiscal 2014).

(3)	Represents the value of accelerated vesting of RSUs, calculated based on $40.19, the closing share price of our common stock on March 31, 2014 (the last business day of fiscal 2014).

(4)
Mr. Mortimer holds a stock option under our Amended and Restated 2004 Stock Option Plan that remained partially unvested at March 31, 2014. The vesting of this option in connection with the various trigger events set forth in the table above differs from the vesting of options under our Omnibus Incentive Plan. See “—Agreements with Executives —Special Vesting Terms of Certain Awards under Amended and Restated 2004 Stock Option Plan” below.

Agreements with Executives
The information below regarding Mr. Foraker’s and Mr. Ibrahim’s employment agreements, special vesting terms under our Omnibus Incentive Plan and special vesting terms affecting a stock option under our Amended and Restated 2004 Stock Option Plan held by Mr. Mortimer is intended to facilitate an understanding of the amounts reported in the table above under “—Potential Payments upon Termination or Change in Control.” Additionally, we provide information below regarding the Transition and Separation Agreements with Ms. Kennedy, Ms. Martinez and Ms. Jones and amounts paid or payable by us under these agreements and accordingly is not included in the table above.

John M. Foraker Employment Agreement
During fiscal 2014 we were party to an employment agreement with Mr. Foraker, effective February 22, 2012, that provides for his continued employment as our Chief Executive Officer, with a starting base salary of $365,000 effective February 22, 2012, until such time that his employment is terminated by us with or without cause, in the event of his death or disability or if he resigns with or without good reason. Mr. Foraker’s base salary is subject to adjustment by our Board of Directors (including our Compensation Committee). In connection with his employment, Mr. Foraker is eligible to be considered for annual cash incentives upon achievement of performance milestones set by our Compensation Committee and for other benefits under our employee benefits plans. In addition, our Compensation Committee may annually grant to Mr. Foraker options to purchase our common stock and other equity incentive awards. Under his employment agreement, Mr. Foraker also agreed to provisions relating to non-competition, non-solicitation, non-disparagement, return of property, confidentiality and protection of our intellectual property.
In the event Mr. Foraker’s employment terminates due to his death, Mr. Foraker’s estate is entitled to receive:

•	Base salary and benefit continuation through the end of the month in which such termination occurs;

•	Any earned but unpaid annual bonus relating to prior fiscal years;

•	A pro-rata portion of his annual bonus for the current fiscal year, provided applicable performance targets are achieved; and

•	Immediate vesting of all equity incentive awards, as detailed below under “—Special Vesting Terms under Omnibus Incentive Plan.”
In the event Mr. Foraker’s employment terminates due to his disability, Mr. Foraker is entitled to receive:

•	Upon execution of a written general release, severance equal to 90 days’ base salary paid in semi-monthly installments and coverage of COBRA premiums for up to 90 days;

•	Any earned but unpaid annual bonus relating to prior fiscal years;

•	A pro-rata portion of his annual bonus for the current fiscal year, provided applicable performance targets are achieved; and

•	Immediate vesting of all equity incentive awards, as detailed below under “—Special Vesting Terms under Omnibus Incentive Plan.”
In the event we terminate Mr. Foraker’s employment without cause or in the event Mr. Foraker terminates his employment for good reason, Mr. Foraker is entitled to receive:

•	Upon execution of a written general release, severance equal to 12 months’ base salary paid in semi-monthly installments and coverage of COBRA premiums for up to 18 months;

•	Any earned but unpaid annual bonus relating to prior fiscal years; and

•	A pro-rata portion of his annual bonus for the current fiscal year, provided applicable performance targets are achieved.
In the event we terminate Mr. Foraker’s employment without cause or in the event Mr. Foraker terminates his employment for good reason within 24 months following a change in control, Mr. Foraker is entitled to receive:

•	Upon execution of a written general release, severance equal to 24 months’ base salary paid in semi-monthly installments and coverage of COBRA premiums for up to 18 months;

•	Any earned but unpaid annual bonus relating to prior fiscal years;

•	A full (i.e. non-pro-rated) annual bonus for the current fiscal year, payable on the 61st day after termination; and

•	Immediate vesting of all equity incentive awards, as detailed below under “—Special Vesting Terms under Omnibus Incentive Plan.”
In the event Mr. Foraker’s employment is terminated for cause:

•	all stock options and equity awards held by Mr. Foraker will be forfeited and canceled immediately.
For purposes of Mr. Foraker’s employment agreement, “disability” refers to the term as used in any long-term disability plan of the Company in which Mr. Foraker participates, or if no such plan exists, Mr. Foraker’s inability, due to physical or mental illness or incapacity, to perform his material duties, with reasonable accommodation after engaging in an interactive process with the Company, for a period of more than 120 days in any 365-day period, and in accordance with applicable law.
For purposes of Mr. Foraker’s employment agreement, “cause” generally means the occurrence of any one of the following events:

•	the failure to perform material employment-related duties not cured within 30 business days of receipt of notice from us;

•	engaging in misconduct that has caused or is reasonably expected to result in material injury to us, or materially impair our goodwill;

•	a knowing and intentional violation of any material Company policy;

•	personal dishonesty or breach of fiduciary duty;

•	an indictment or conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony; or

•	a breach of any material obligation under any written agreement or covenant with us.
For purposes of Mr. Foraker’s employment agreement, Mr. Foraker shall have “good reason” to terminate his employment upon the occurrence of any one of the following events, provided that (i) Mr. Foraker gives written notice to the Company of the existence of the good reason event within 90 days of the event and specifies a proposed termination date (which will not be less than 45 days after the date of such notice) and (ii) the Company shall have failed to cure the event within 30 days of such notice:

•	a material and adverse reduction in Mr. Foraker’s title, authority, duties or responsibilities without his prior consent;

•	a reduction of more than 10% in his base salary or annual target bonus (unless part of a general reduction for all executives);

•	the relocation of his primary worksite more than 50 miles from its current location without his prior consent; or

•	any material breach or material violation of a material provision of his employment agreement by us.
For purposes of Mr. Foraker’s employment agreement, “change in control” has the same meaning as set forth in the Company’s Omnibus Incentive Plan. See “—Special Vesting Terms under Omnibus Incentive Plan” below.
The Company does not provide excise tax gross-up payments (also known as 280G gross-up payments) to its executive officers. Amounts payable to Mr. Foraker will be reduced in the event 1) payments are subject to the excise tax applicable to “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and 2) such reduction would result in a greater payment to Mr. Foraker on an after-tax basis.
Zahir M. Ibrahim Employment Agreement
On October 16, 2013, we entered into an employment agreement with Mr. Ibrahim that provides for his employment with the Company commencing as of November 4, 2013, with his appointment as our Executive Vice President, Chief Financial Officer and Treasurer effective as of November 13, 2014, with a starting base salary of $335,000, subject to adjustment by our Board of Directors (including our Compensation Committee). In connection with his employment, Mr. Ibrahim is eligible to be considered for annual cash incentives, with the target amount equal to 50% of his base salary, upon achievement of performance milestones set by our Compensation Committee and for other benefits under our employee benefits plans. Mr. Ibrahim’s employment agreement sets forth the initial stock option, restricted stock unit and performance share unit awards to be granted to him effective upon his commencement of employment. In addition, our Compensation Committee may annually grant to Mr. Ibrahim options to purchase our common stock and other equity incentive awards. Under his employment agreement, Mr. Ibrahim also agreed to provisions relating to non-competition, non-solicitation, non-disparagement, return of property, confidentiality and protection of our intellectual property.
In the event Mr. Ibrahim’s employment terminates due to his death or disability, Mr. Ibrahim (or his estate, as applicable) is entitled to receive:

•	Any earned but unpaid annual bonus relating to prior fiscal years;

•	A pro-rata portion of his annual bonus for the current fiscal year, provided applicable performance targets are achieved; and

•	Immediate vesting of all equity incentive awards, as detailed below under “—Special Vesting Terms under Omnibus Incentive Plan.”
In the event we terminate Mr. Ibrahim’s employment without cause or in the event Mr. Ibrahim terminates his employment for good reason, Mr. Ibrahim is entitled to receive:

•	Upon execution of a written general release, severance equal to 12 months’ base salary paid in semi-monthly installments and coverage of COBRA premiums for up to 12 months;

•	Any earned but unpaid annual bonus relating to prior fiscal years; and

•	A pro-rata portion of his annual bonus for the current fiscal year, provided applicable performance targets are achieved.
In the event we terminate Mr. Ibrahim’s employment without cause or in the event Mr. Ibrahim terminates his employment for good reason within 24 months following a change in control, Mr. Ibrahim is entitled to receive:

•	Upon execution of a written general release, severance equal to 18 months’ base salary paid in semi-monthly installments and coverage of COBRA premiums for up to 18 months;

•	Any earned but unpaid annual bonus relating to prior fiscal years;

•	A pro-rata portion of his annual bonus for the current fiscal year, calculated at target; and

•	Immediate vesting of all equity incentive awards, as detailed below under “—Special Vesting Terms under Omnibus Incentive Plan.”
In the event Mr. Ibrahim’s employment is terminated for cause:

•	all stock options and equity awards held by Mr. Ibrahim will be forfeited and canceled immediately.

For purposes of our agreement with Mr. Ibrahim, the definitions of “disability” and “good reason” are substantially equivalent to those described above in connection with Mr. Foraker’s employment agreement. For purposes of our agreement with Mr. Ibrahim, the definition of “cause” generally means willful misconduct in connection with his performance of services for the Company or his willful failure to perform services in the best interest of the Company, as determined by the Board.
The Company does not provide excise tax gross-up payments (also known as 280G gross-up payments) to its executive officers. Amounts payable to Mr. Ibrahim will be reduced in the event 1) payments are subject to the excise tax applicable to “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and 2) such reduction would result in a greater payment to Mr. Ibrahim on an after-tax basis.
Mark Mortimer Employment Agreement
On June 17, 2014, we entered into an employment agreement with Mr. Mortimer that provides for his continued employment with the Company commencing as of June 17, 2014 with a base salary of $340,000, subject to adjustment by our Board of Directors (including our Compensation Committee). In addition, the Company will continue to provide Mr. Mortimer with a $500 monthly automobile allowance and a $4,500 monthly travel allowance. In connection with his employment, Mr. Mortimer is eligible to be considered for annual cash incentives, with the target amount equal to 50% of his base salary, upon achievement of performance milestones set by our Compensation Committee and for other benefits under our employee benefits plans. In addition, our Compensation Committee may annually grant to Mr. Mortimer options to purchase our common stock and other equity incentive awards. Under his employment agreement, Mr. Mortimer also agreed to provisions relating to non-competition, non-solicitation, non-disparagement, return of property, confidentiality and protection of our intellectual property.
In the event Mr. Mortimer’s employment terminates due to his death or disability, Mr. Mortimer (or his estate, as applicable) is entitled to receive:

•	Any earned but unpaid annual bonus relating to prior fiscal years;

•	A pro-rata portion of his annual bonus for the current fiscal year, provided applicable performance targets are achieved; and

•	Immediate vesting of all equity incentive awards, as detailed below under “—Special Vesting Terms under Omnibus Incentive Plan.”
In the event we terminate Mr. Mortimer’s employment without cause or in the event Mr. Mortimer terminates his employment for good reason, Mr. Mortimer is entitled to receive:

•	Upon execution of a written general release, severance equal to 12 months’ base salary paid in semi-monthly installments and coverage of COBRA premiums for up to 12 months;

•	Any earned but unpaid annual bonus relating to prior fiscal years; and

•	A pro-rata portion of his annual bonus for the current fiscal year, provided applicable performance targets are achieved.
In the event we terminate Mr. Mortimer’s employment without cause or in the event Mr. Mortimer terminates his employment for good reason within 24 months following a change in control, Mr. Mortimer is entitled to receive:

•	Upon execution of a written general release, severance equal to 18 months’ base salary paid in semi-monthly installments and coverage of COBRA premiums for up to 18 months;

•	Any earned but unpaid annual bonus relating to prior fiscal years;

•	A pro-rata portion of his annual bonus for the current fiscal year, calculated at target; and

•	Immediate vesting of all equity incentive awards, as detailed below under “—Special Vesting Terms under Omnibus Incentive Plan.”
In the event Mr. Mortimer’s employment is terminated for cause:

•	all stock options and equity awards held by Mr. Mortimer will be forfeited and canceled immediately.
For purposes of our agreement with Mr. Mortimer, the definitions of “cause”, “disability” and “good reason” are substantially equivalent to those described above in connection with Mr. Foraker’s employment agreement.
The Company does not provide excise tax gross-up payments (also known as 280G gross-up payments) to its executive officers. Amounts payable to Mr. Mortimer will be reduced in the event 1) payments are subject to the excise tax applicable to “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and 2) such reduction would result in a greater payment to Mr. Mortimer on an after-tax basis.
Special Vesting Terms under Omnibus Incentive Plan
In addition to the specific vesting terms set forth with respect to each award as described in “Outstanding Awards at Fiscal 2014 Year-End,” awards under our Omnibus Incentive Plan (or, as applicable, replacement awards) will also vest upon any one of the following events:

•	The grantee’s death or disability;

•	A change in control in which such equity awards are not assumed or replaced; or

•	The grantee is terminated without cause within 24 months following a change in control and executes a written general release.
More specifically, regardless of the event causing the accelerated vesting, all options and all RSUs, to the extent unvested, will vest in full. In the event of the grantee’s death or disability, PSUs will vest at target. In the event of a change in control in which PSUs are not assumed or replaced, PSUs will:

•	vest at target if such change in control occurs prior to the 18th month anniversary of the beginning of the applicable performance cycle; or

•
vest based on achievement of the applicable performance goal (taking into account actual performance through the date of the change in control) if such change in control occurs after the 18th month anniversary of the beginning of the performance cycle.

In the event PSUs are assumed or replaced by the successor entity in connection with a change in control, the PSUs will be converted into time-based restricted stock units at target (if such change in control occurs prior to the 18th month anniversary of the beginning of the applicable performance cycle) or based on achievement of the applicable performance goal (if such change in control occurs after the 18th month anniversary of the beginning of the performance cycle). If the grantee of such a converted award is subsequently terminated without cause within 24 months following a change in control, such converted award will vest in full, subject to the grantee delivering a fully effective release.
For purposes of the Omnibus Incentive Plan, “change in control” generally means the occurrence of any one of the following events:

•
the acquisition (other than from the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership of more than 50% of the Company’s voting securities;

•
the incumbent members of the Board of Directors shall cease to constitute at least two-thirds of the Company’s Board of Directors (however, any new member of the Board of Directors whose nomination or election is approved by the Board of Directors when at least two-thirds are incumbent members shall be considered an incumbent member for these purposes);

•
the consummation of a reorganization, merger or consolidation involving the Company, unless all or substantially all of the beneficial owners of the Company’s common stock and voting securities outstanding immediately prior to such event hold more than 50%, respectively, of the outstanding shares of common stock and combined voting power of the Company’s voting securities after such event;

•
any sale or disposition of all or substantially all of the assets of the Company, unless following such sale all the beneficial owners of the Company’s voting securities prior to such event hold more than 50% of the purchaser’s voting securities after such event; or

•	a complete liquidation or dissolution of the Company.
Special Vesting Terms of Certain Awards under Amended and Restated 2004 Stock Option Plan
Mr. Mortimer holds stock options under our Amended and Restated 2004 Stock Option Plan that remained partially unvested at March 31, 2014. The vesting of this option in connection with the various trigger events set forth in the table above differs from the vesting of options under our Omnibus Incentive Plan.
In the event of a change in control, our Compensation Committee has discretion to accelerate all outstanding options under the 2004 Stock Option Plan, pay out the value of the options in cash, determine that such options shall be substituted or assumed, or otherwise treat such options in a manner as our Compensation Committee deems equitable and appropriate. Accordingly, in the table above under “—Potential Payments upon Termination or Change in Control,” we have assumed that our Compensation Committee would accelerate and vest all outstanding options under this Plan to the extent not assumed or replaced.
Transition and Separation Agreements
Kelly J. Kennedy. On October 16, 2013 we entered into a Transition and Separation Agreement with Ms. Kennedy. Pursuant to the agreement, Ms. Kennedy resigned as the Company’s Chief Financial Officer and Treasurer effective November 12, 2013. Additionally, pursuant to the Transition Agreement, Ms. Kennedy would remain as an employee of the Company in the part-time position of Special Projects, Finance following her return from leave through March 31, 2014, or such sooner date as Ms. Kennedy’s employment may be terminated by her for any reason or by the Company for cause (as defined under the Company’s Omnibus Incentive Plan). Ms. Kennedy executed a release of claims against the Company upon entering into the agreement and received a lump sum of $1,000. Ms. Kennedy resigned as an employee of the Company effective January 10, 2014, and, in accordance with the agreement, executed an additional release of claims against the Company, in exchange for which she received a lump sum payment equal to two months of her base salary as in effect on October 16, 2013. The amounts paid to Ms. Kennedy under this agreement have been reported under All Other Compensation in the Summary Compensation Table for fiscal 2014.
Isobel A. Jones. On March 26, 2014, we entered into a Transition and Separation Agreement with Ms. Jones pursuant to which she resigned effective May 23, 2014. Subject to Ms. Jones’ delivery of a release, in satisfaction of our obligations under her offer letter, we agreed to pay Ms. Jones severance equal to 6 months’ base salary ($125,000) and her annual bonus for fiscal 2014, based on actual company performance and an agreed deemed score for her individual goals, which amount our compensation committee determined to be $48,233. The severance amounts were in full satisfaction of our obligations under the offer letter that we entered into with Ms. Jones effective April 1, 2013, which provided for severance in the event her employment was terminated without cause or for good reason.
Amanda K. Martinez. On March 26, 2014, Amanda K. Martinez tendered her resignation to pursue a new assignment. On March 28, 2014, the Company entered into a Transition and Separation Agreement with Ms. Martinez. Pursuant to this agreement, Ms. Martinez’s resignation was effective as of April 4, 2014 and, subject to Ms. Martinez’s delivery of a release of claims against the Company, we agreed to pay Ms. Martinez a lump sum payment equal to $12,000. Pursuant to this agreement, during fiscal 2015, we have paid Ms. Martinez $12,000. Because additional performance was required from Ms. Martinez in fiscal 2015 under this agreement, such amount has not been reported in the Summary Compensation Table for fiscal 2014.
Indemnification Agreements
We have entered into indemnification agreements with our executive officers. See “Director Compensation—Director and Officer Indemnification Agreements” for additional information.

Equity Compensation Plan Information
The following table provides certain information with respect to all equity compensation plans in effect as of March 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	920,669	(1)	$14.28	(2)	461,497	(3)
Equity compensation plans not approved by security holders	86,758	(4)	6.94		—
Total	1,007,427		$13.58		461,497

(1)
This includes 9,506 independent director restricted stock units (RSUs), 23,586 employee RSUs, 60,510 performance share units (PSUs) (included in this column (a) based on target award but reducing shares available for future issuance in column (c) based on maximum award) and 827,067 stock options to purchase shares outstanding under our Omnibus Incentive Plan and Amended and Restated 2004 Stock Option Plan. These plans are described in Note 12 to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2014, as filed with the Securities and Exchange Commission on June 2, 2014.

(2)	This weighted-average exercise price does not include outstanding RSUs or PSUs and only reflects stock options. The remaining weighted term for these options is 4.8 years.

(3)
Reflects securities available for future grant under our Omnibus Incentive Plan. As of March 31, 2014, 406,073 had been reserved under the Omnibus Incentive Plan. The types of awards available for grant under the Omnibus Incentive Plan include: incentive stock options, or ISOs; non-qualified stock options, or NSOs; stock appreciation rights, or SARs; RSUs; PSUs; other stock-based awards and cash-based incentive awards.

(4)
This reflects stock options under certain non-plan awards. These non-plan awards are described in Note 12 to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2014, as filed with the Securities and Exchange Commission on June 2, 2014 and include the following options held by executive officers:

		Option Awards
Executive Officer	Type of Award/ Plan	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Grant Date	Option Expiration Date
John M. Foraker	Non-Plan Options	74,364	—	6.62	9/8/2006	9/7/2016
Mark Mortimer	Non-Plan Options	12,394	—	8.88	9/22/2009	9/21/2014

OWNERSHIP OF ANNIE’S COMMON STOCK
The following table sets forth information regarding beneficial ownership of our common stock as of July 1, 2014, by:

•	each stockholder we know to own beneficially more than 5% of our common stock;

•	each of our named executive officers and directors individually; and

•	all of our executive officers and directors as a group.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of July 1, 2014 are deemed to be outstanding and beneficially owned by the person holding the options. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership of our common stock for the following table is based on 17,095,396 shares of our common stock outstanding as of July 1, 2014.
Information with respect to beneficial ownership by 5% stockholders has been based on information filed with the Securities and Exchange Commission pursuant to Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.
Unless otherwise indicated, the address for each listed stockholder is c/o Annie’s, Inc., 1610 Fifth Street, Berkeley, CA 94710. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Amount and Nature of Beneficial Ownership
Name	Shares Beneficially Owned	Right to Acquire Beneficial Ownership within 60 days of July 1, 2014	Total	Percentage Beneficially Owned
5% Stockholders:
Wells Fargo & Company(1)	3,532,735	—	3,532,735	20.7%
TimesSquare Capital Management LLC(2)	1,661,070	—	1,661,070	9.7%
Black Rock, Inc.(3)	1,654,355	—	1,654,355	9.7%
FMR LLC(4)	1,281,588	—	1,281,588	7.5%
T. Rowe Price Associates, Inc.(5)	1,197,985	—	1,197,985	7.0%
Next Century Growth Investors LLC(6)	1,173,749	—	1,173,749	6.9%
The Vanguard Group, Inc.(7)	1,055,120	—	1,055,120	6.2%
Steven A. Cohen(8)	1,043,400	—	1,043,400	6.1%
Named Executive Officers and Directors
John M. Foraker	—	337,979	337,979	1.9%
Zahir M. Ibrahim	—	—	—	*
Mark Mortimer	—	75,291	75,291	*
Molly F. Ashby	—	—	—	*
Julie D. Klapstein	—	—	—	*
Lawrence S. Peiros	2,500	—	2,500	*
Bettina M. Whyte	—	18,591	18,591	*
Billie Ida Williamson	300	—	300	*
All executive officers and directors as a group (8 persons)	2,800	431,861	434,661	2.5%

*	Less than 1%

(1)
Beneficial share ownership information for Wells Fargo & Company, or Wells Fargo, is given as of December 31, 2013, and was obtained from a Schedule 13G filed on February 4, 2014 with the SEC. According to the Schedule 13G: (i) Wells Fargo has sole voting and dispositive power of 15,612 shares of our common stock, shared voting power of 3,313,658 shares of our common stock and shared dispositive power of 3,517,123 shares of our common stock, (ii) Wells Capital Management Incorporated, or Wells Capital, has shared voting power of 680,671 shares of our common stock and shared dispositive power of 3,351,476 shares of our common stock and (iii) Wells Fargo Funds Management,

LLC, or Wells Fargo Funds, has sole voting and dispositive power of 92 shares of our common stock and shared voting and dispositive power of 2,571,924 shares of our common stock. The address of the principal business office of (i) Wells Fargo is 420 Montgomery Street, San Francisco, California 94104 and (ii) Wells Capital and Wells Fargo Funds is 525 Market Street, 10th Floor, San Francisco, California 94105.

(2)
Beneficial share ownership information for TimesSquare Capital Management, LLC, or TimesSquare, is given as of December 31, 2013, and was obtained from a Schedule 13G filed on February 10, 2014 with the SEC. According to the Schedule 13G, TimesSquare has sole voting power of 1,402,670 shares of our common stock and sole dispositive power of 1,661,070 shares of our common stock. The principal business address of TimesSquare is 7 Times Square, 42nd Floor, New York, New York 10036.

(3)
Beneficial share ownership information for BlackRock, Inc., or BlackRock, is given as of December 31, 2013, and was obtained from a Schedule 13G filed on January 31, 2014 with the SEC. According to the Schedule 13G: BlackRock has sole voting and dispositive power of 1,611,537 shares of our common stock. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(4)
Beneficial share ownership information for FMR LLC, a parent holding company, and Edward C. Johnson 3d, Chairman of FMR LLC, is given as of December 31, 2013, and was obtained from a Schedule 13G filed on February 14, 2014 with the SEC. According to the Schedule 13G: (i) FMR LLC has the sole voting power of 12,300 shares of our common stock and sole dispositive power of 1,281,588 share of our common stock, (ii) Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 826,719 shares of our common stock as a result of acting as investment adviser to various registered investment companies, or the Fidelity Funds. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 826,719 shares owned by the Fidelity Funds. Fidelity SelectCo, LLC, or SelectCo, a wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 442,569 shares of our common stock as a result of acting as investment adviser to various registered investment companies, or the SelectCo Funds. Edward C. Johnson 3d and FMR LLC, through its control of SelectCo and the SelectCo Funds, each has sole power to dispose of the 442,569 owned by the SelectCo Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company, or PGATC, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 12,300 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 12,300 shares and sole power to vote or to direct the voting of 12,300 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above. The address of the principal business office of (i) FMR LLC, Edward C. Johnson 3d and Fidelity is 245 Summer Street, Boston, Massachusetts 02210, (ii) SelectCo is 1225 17th Street, Suite 1100, Denver, Colorado 80202 and (ii) PGATC is 900 Salem Street, Smithfield, Rhode Island 02917.

(5)
Beneficial share ownership information for T. Rowe Price Associates, Inc., or T. Rowe Price, is given as of December 31, 2013, and was obtained from a Schedule 13G filed on February 12, 2014 with the SEC. According to the Schedule 13G: These securities are owned by various individual and institutional investors which T. Rowe Price serves as an investment advisor with power to direct investments; T. Rowe Price has sole voting power of 130,915 shares of our common stock and sole dispositive power of 1,197,985 shares of our common stock. The address of T. Rowe Price is 100 E. Pratt Street, Baltimore Maryland 21202. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
Beneficial share ownership information for Next Century Growth Investors, LLC, or Next Century Growth Investors, and affiliated entities is given as of December 31, 2013, and was obtained from a Schedule 13G filed on February 14, 2014 with the SEC. According to the Schedule 13G: Next Century Growth Investors, Thomas L. Press and Robert E. Scott have shared voting and dispositive power of 1,173,749 shares of our common stock. The Schedule 13G states that it was being filed by Next Century Growth Investors, LLC as a registered investment adviser and that the shares of common stock to which such Schedule 13G relates is held in investment advisory accounts of Next Century Growth Investors. The Schedule 13G further states that each of Next Century Growth Investors, Thomas L. Press and Robert E. Scott disclaim beneficial ownership of such shares of common stock except to the extent of each of their respective pecuniary interested therein. The principal business office of Next Century Growth Investors, Thomas L. Press and Robert E. Scott is: 5500 Wayzata Blvd., Suite 1275 Minneapolis, Minnesota 55416.

(7)
Beneficial share ownership information for The Vanguard Group, Inc., or the Vanguard Group, and affiliated entities is given as of December 31, 2013, and was obtained from a Schedule 13G filed on February 11, 2014 with the SEC. According to the Schedule 13G, the Vanguard Group has sole voting power of 20,401 shares of our common stock, sole dispositive power of 1,036,419 shares of our common stock and shared dispositive power of 18,701 shares of our common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 18,701 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 1,700 shares of our common stock as a result of its serving as investment manager of Australian investment offerings. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(8)
Beneficial share ownership information for Steven A. Cohen and affiliated entities is given as of April 7, 2014, and was obtained from a Schedule 13G filed on April 9, 2014 with the SEC. According to the Schedule 13G: (i) Point72 Asset Management, L.P., or Point72 Asset Management, has shared voting power and shared dispositive power of 660,000 shares of our common stock, (ii) Point72 Capital Advisors, Inc., or Point72 Capital Advisors Inc., has shared voting power and shared dispositive power of 660,000 shares of our common stock, (iii) Cubist Systematic Strategies, LLC, or Cubist Systematic Strategies, has shared voting power and shared dispositive power of 8,400 shares of our common stock, (iv) EverPoint Asset Management, LLC, or EverPoint Asset Management, has shared voting power and shared dispositive power of 375,000 shares of our common stock and (v) Steve A. Cohen has shared voting power and shared dispositive power of 1,043,400 shares of our common stock. The Schedule 13G further states that each of Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, EverPoint Asset Management and Mr. Cohen disclaims beneficial ownership of any of the securities covered by such statement. The address of the principal business office of (i) Point72 Asset Management and Point72 Capital Advisors Inc. is 72 Cummings Point Road, Stamford, Connecticut 06902; (ii) Cubist Systematic Strategies is 330 Madison Avenue, New York, New York 10173; and (iii) EverPoint Asset Management is 510 Madison Avenue, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Registration Rights Agreement
We are party to an amended and restated registration rights agreement dated as of November 14, 2005, or Registration Rights Agreement, relating to our shares of common stock held by certain affiliates of Solera, Najeti Organics LLC and certain other stockholders. During fiscal 2013, Najeti sold all of its shares of our common stock held by it. During fiscal 2013 and 2014, Solera sold all of its shares of our common stock. If we propose to register the offer and sale of any of our securities under the Securities Act, in connection with the public offering of such securities other than with respect to (1) a registration related to a company stock plan or (2) a registration related to the exchange of securities in certain corporate reorganizations or certain other transactions, all stockholders party to the Registration Rights Agreement that still retain Registrable Securities, as such term is defined in the agreement, will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, certain of our stockholders are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. Under the Registration Rights Agreement, we are responsible, subject to certain exceptions, for the expenses of any offering of our shares of common stock offered pursuant to this agreement other than underwriting discounts and selling commissions. The Registration Rights Agreement contains customary indemnification provisions.
In connection with Solera’s exercise of its rights under the Registration Rights Agreement, we filed a registration statement on Form S-3 on July 16, 2013 to register Solera’s remaining shares of our common stock. The secondary public offering pursuant to this registration statement closed on November 18, 2013. We paid legal and other out-of-pocket expenses on behalf of Solera in connection with this secondary officering of approximately $0.3 million.

Procedures for Review and Approval of Related-Person Transactions
Our Board of Directors adopted, effective upon the consummation of our IPO, a written code of business conduct and ethics for our company, which is available on our website at www.annies.com. Our Code of Business Conduct and Ethics was not in effect when we entered into the related-person transactions discussed above, except the share repurchase agreement. Under our Code of Business Conduct and Ethics, our employees, officers, directors and consultants are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest to their supervisor, an executive officer of the company or the compliance officer of the Company, as defined in our Code of Business Conduct and Ethics. Potential related person transactions must be reported to the compliance officer of the Company, as defined in the code, who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter, our Audit Committee is responsible for reviewing and approving all related-person transactions, including those transactions involving our directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to Annie’s executive officers, directors and greater than ten percent beneficial owners during the fiscal year ended March 31, 2014 were complied with, except that a Form 4 for Mr. Mortimer, relating to an exercise of stock options and sale of resulting shares under his 10b5-1 plan, was filed late.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are stockholders of Annie’s, Inc. will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker. Alternatively, you may notify Annie’s by (1) directing your written request to: Annie’s, Inc., 1610 Fifth Street, Berkeley, California 94710, Attention: Investor Relations Dept.; or (2) contacting our Investor Relations Dept. at (510) 558-7500. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the 2014 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Steven L. Richie
Secretary
July 16, 2014
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2014 is available without charge upon written request to: Annie’s, Inc., 1610 Fifth Street, Berkeley, California 94710, Attention: Investor Relations Dept.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders, Proxy Statement and 2014 Annual Report to Stockholders is available at http://www.investors.annies.com/phoenix.zhtml?c=251112&p=proxy.
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ANNIE’S, INC. Annual Meeting of Stockholders September 9, 2014 8:30 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John M. Foraker, Zahir M. Ibrahim, and Steven L. Richie, and each of them acting individually, with full power of substitution in each, as proxies to represent the stockholder(s) and to vote, as designated on the reverse side, all of the shares of common stock of ANNIE’S, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, PDT on 9/9/2014 at Annie’s, Inc.’s corporate offices at 1610 Fifth Street, Berkeley, California 94710, and any adjournment or postponement thereof.
 This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we provide or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M52350-P33137 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Annie’s, INC.
The Board of Directors recommends you vote FOR each of the Board nominees and FOR Proposals 2 and 3:
1.	To elect the following seven nominees to serve until the 2015 Annual Meeting:	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	To withhold authority to vote for any individual nominee(s) under Proposal 1, mark “FOR ALL EXCEPT” and write the number(s) of the nominee(s) on the line below.
01) Molly F. Ashby 05) Lawrence S. Peiros 02) John M. Foraker 06) Bettina M. Whyte 03) Robert W. Black 07) Billie Ida Williamson 04) Julie D. Klapstein
2.	To ratify the selection of KPMG LLP as Annie’s independent registered public accounting firm for its fiscal year ending March 31, 2015.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To approve, on an advisory basis, the compensation of Annie’s named executive officers, as disclosed in the Proxy Statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Please indicate if you plan to attend this meeting.		YES ☐	NO ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date